Exhibit 99.3

This exhibit does not reflect events occurring after the filing date of LSB Industries, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, other than to give effect to the classification of our business operation of our Climate Control Business, as discontinued operations and to retrospectively revise our segment information, and does not modify or update the disclosures therein in anyway, other than described above.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of LSB Industries, Inc.

We have audited the accompanying consolidated balance sheets of LSB Industries, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015.  Our audits also included the financial statement schedule listed in the Index at Item 15(a) (2).  These financial statements and schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LSB Industries, Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), LSB Industries, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and our report dated February 29, 2016 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma

February 29, 2016, except for the impact of the matters discussed in Note 2 pertaining to discontinued operations, as to which the date is August 26, 2016

LSB Industries, Inc.

Consolidated Balance Sheets

	December 31,
	2015	2014
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$127,195	$184,996
Restricted cash and cash equivalents	—	365
Short-term investments	—	14,500
Accounts receivable, net	49,601	43,740
Inventories	24,457	24,844
Supplies, prepaid items and other:
Prepaid insurance	10,563	13,752
Precious metals	12,918	12,838
Supplies	18,681	15,927
Prepaid and refundable income taxes	6,811	7,387
Other	4,701	4,965
Total supplies, prepaid items and other	53,674	54,869
Deferred income taxes	4,774	17,204
Current assets held for sale	72,996	78,364
Total current assets	332,697	418,882

Property, plant and equipment, net	978,709	588,124

Other assets:
Noncurrent restricted cash and cash equivalents	—	45,969
Noncurrent restricted investments	—	25,000
Intangible and other, net	16,640	20,071
Total other assets	16,640	91,040

Noncurrent assets held for sale	33,781	32,526

	$1,361,827	$1,130,572

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	December 31,
	2015	2014
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$87,999	$68,645
Short-term financing	9,119	11,955
Accrued and other liabilities	39,808	36,426
Current portion of long-term debt	22,468	10,680
Current liabilities held for sale	32,526	27,551
Total current liabilities	191,920	155,257

Long-term debt, net	497,954	440,205

Noncurrent accrued and other liabilities	8,786	6,649

Noncurrent liabilities held for sale	12,136	11,285

Deferred income taxes	52,179	83,128

Commitments and contingencies (Note 11)

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued and outstanding (none at December 31, 2014); aggregate liquidation preference of $212,287,000	177,272	—
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding (none at December 31, 2014); aggregate liquidation preference of $100	—	—

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 27,131,724 shares issued (26,968,212 shares at December 31, 2014)	2,713	2,697
Capital in excess of par value	192,249	170,537
Retained earnings	248,150	286,188
	446,112	462,422
Less treasury stock, at cost:
Common stock, 3,735,503 shares (4,320,462 shares at December 31, 2014)	24,532	28,374
Total stockholders' equity	421,580	434,048
	$1,361,827	$1,130,572

See accompanying notes.

LSB Industries, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2015	2014	2013
	(In Thousands, Except Per Share Amounts)
Net sales	$437,695	$495,888	$416,223
Cost of sales	417,647	430,423	369,387
Gross profit	20,048	65,465	46,836

Selling, general and administrative expense	49,589	38,840	35,867
Provisions for losses (recovery of) on accounts receivable	224	151	(39)
Impairment of long-lived assets	43,188	—	—
Property insurance recoveries in excess of losses incurred	—	(5,147)	(66,255)
Other expense (income), net	(1,787)	1,044	3,524
Operating income (loss)	(71,166)	30,577	73,739

Interest expense, net	7,371	21,599	13,301
Loss on extinguishment of debt	—	—	1,296
Non-operating other expense (income), net	129	(281)	23

Income (loss) from continuing operations before provisions (benefit)for income taxes and equity in earnings of affiliate	(78,666)	9,259	59,119
Provisions (benefit) for income taxes	(32,520)	4,251	23,955
Equity in earnings of affiliate	—	(79)	(436)
Income (loss) from continuing operations	(46,146)	5,087	35,600

Income from discontinued operations, including taxes	11,381	14,547	19,362
Net income (loss)	(34,765)	19,634	54,962

Dividends on convertible preferred stocks	300	300	300
Dividends on Series E redeemable preferred stock	2,287	—	—
Accretion of Series E redeemable preferred stock	686	—	—
Net income (loss) attributable to common stockholders	$(38,038)	$19,334	$54,662

Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$(2.17)	$0.21	$1.57
Income from discontinued operations, including taxes	$0.50	0.65	0.86
Net income (loss)	$(1.67)	$0.86	$2.43

Diluted:
Income (loss) from continuing operations	$(2.17)	$0.21	$1.51
Income from discontinued operations, including taxes	$0.50	0.64	0.82
Net income (loss)	$(1.67)	$0.85	$2.33

See accompanying notes.

LSB Industries, Inc.

Consolidated Statements of Stockholders’ Equity

	Common Stock Shares	Non-Redeemable Preferred Stock	Common Stock Par Value	Capital in Excess of Par Value	Retained Earnings	Treasury Stock-Common	Total
	(In Thousands)
Balance at December 31, 2012	26,731	$3,000	$2,673	$165,006	$212,192	$(28,374)	$354,497
Net income					54,962		54,962
Dividends paid on convertible preferred stocks					(300)		(300)
Stock-based compensation				1,542			1,542
Exercise of stock options	115		12	1,002			1,014
Balance at December 31, 2013	26,846	3,000	2,685	167,550	266,854	(28,374)	411,715
Net income					19,634		19,634
Dividends paid on convertible preferred stocks					(300)		(300)
Stock-based compensation				1,925			1,925
Exercise of stock options	122		12	1,062			1,074
Balance at December 31, 2014	26,968	3,000	2,697	170,537	286,188	(28,374)	434,048
Net loss					(34,765)		(34,765)
Dividends paid on convertible preferred stocks					(300)		(300)
Dividend accrued on redeemable preferred stock					(2,287)		(2,287)
Accretion of redeemable preferred stocks					(686)		(686)
Stock-based compensation				2,346			2,346
Exercise of stock options	160		16	1,769			1,785
Common stock issued for services	4			156			156
Restricted stock granted from treasury stock				(3,842)		3,842	—
Common stock warrants issued				22,300			22,300
Common stock warrants issuance costs				(1,613)			(1,613)
Excess income tax benefit associated with stock-based compensation				596			596
Balance at December 31, 2015	27,132	$3,000	$2,713	$192,249	$248,150	$(24,532)	$421,580

See accompanying notes.

LSB Industries, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2015	2014	2013
	(In Thousands)
Cash flows from continuing operating activities
Net income (loss)	$(34,765)	$19,634	$54,962
Adjustments to reconcile net income (loss) to net cash provided by continuing operating activities:
Income from discontinued operations, including taxes	(11,381)	(14,547)	(19,362)
Deferred income taxes	(27,436)	5,376	24,070
Gains on property insurance recoveries associated with property, plant and equipment	—	(5,147)	(66,246)
Impairment of long-lived assets	43,188	—	—
Depreciation, depletion and amortization of property, plant and equipment	35,930	30,987	24,000
Other	4,552	4,000	3,130
Cash provided (used) by changes in assets and liabilities (net of effects of discontinued operations):
Accounts receivable	3,677	(8,218)	3,225
Inventories	(468)	(993)	9,148
Prepaid insurance	2,500	1,697	(5,037)
Prepaid and accrued income taxes	576	3,505	(13,278)
Other supplies, prepaid items and other	(3,717)	(20)	(4,905)
Accounts payable	(10,825)	1,154	(3,654)
Accrued interest	(709)	(37)	13,356
Customer deposits	(3,433)	236	(2,637)
Other current and noncurrent liabilities	(2,799)	1,033	1,504
Net cash provided (used) by continuing operating activities	(5,110)	38,660	18,276

Cash flows from continuing investing activities
Expenditures for property, plant and equipment	(438,944)	(217,485)	(152,222)
Acquisition of working interests in natural gas properties	—	—	(9,205)
Proceeds from property insurance recovery associated with property, plant and equipment	—	5,147	66,247
Software and software development costs	(423)	(2,801)	—
Proceeds from sales of property and equipment	87	569	662
Proceeds from short-term investments	39,500	14,500	—
Purchases of short-term investments	(25,000)	(29,000)	—
Proceeds from noncurrent restricted cash and cash equivalents	45,969	200,111	—
Deposits of current and noncurrent restricted cash and cash equivalents	—	(165,471)	(80,943)
Proceeds from noncurrent restricted investments	25,000	259,990	—
Purchases of noncurrent restricted investments	—	(75,000)	(209,990)
Other investing activities	3,132	25	962
Net cash used by continuing investing activities	(350,679)	(9,415)	(384,489)

(Continued on following page)

LSB Industries, Inc.

Consolidated Statements of Cash Flows (continued)

	Year Ended December 31,
	2015	2014	2013
	(In Thousands)
Cash flows from continuing financing activities
Proceeds from revolving debt facility	$47,438	$—	$—
Payments on revolving debt facility	(47,438)	—	—
Proceeds from 12% senior secured notes, net of discount and fees	47,889	—	—
Proceeds from 7.75% senior secured notes, net of pay off of secured term loan and fees	—	—	350,957
Proceeds from other long-term debt, net of fees	31,047	—	39,825
Payments on other long-term debt	(12,923)	(10,439)	(8,678)
Payments of debt issuance costs	(1,200)	—	(1,872)
Proceeds from loans secured by cash value of life insurance policies	1,288	—	—
Proceeds from short-term financing	10,273	12,965	15,242
Payments on short-term financing	(12,399)	(14,996)	(10,755)
Proceeds from issuance of redeemable preferred stocks, net of discount and fees	180,013	—	—
Proceeds from issuance of common stock warrants, net of discount and fees	21,018	—	—
Payments of issuance costs relating to preferred stocks and warrants	(2,472)	—	—
Proceeds from exercises of stock options	1,785	1,074	1,014
Excess income tax benefit associated with stock-based compensation	330	—	—
Dividends paid on convertible preferred stocks	(300)	(300)	(300)
Net cash provided (used) by continuing financing activities	264,349	(11,696)	385,433
Cash flows of discontinued operations:
Net cash provided by operating activities	38,313	26,377	35,424
Net cash used by investing activities	(3,382)	(2,442)	(5,105)
Net cash used by financing activities	(1,292)	206	(3,957)
Net cash provided by discontinued operations	33,639	24,141	26,362
Net increase (decrease) in cash and cash equivalents	(57,801)	41,690	45,582

Cash and cash equivalents at beginning of year	184,996	143,306	97,724
Cash and cash equivalents at end of year	$127,195	$184,996	$143,306

See accompanying notes.

LSB Industries, Inc.

Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

Basis of Consolidation - LSB Industries, Inc. (“LSB”) and its subsidiaries (the “Company”, “We”, “Us”, or “Our”) are consolidated in the accompanying consolidated financial statements.  We are engaged in the manufacture and sale of chemical products.  LSB is a holding company with no significant operations or assets other than cash, cash equivalents, and investments in its subsidiaries.  Our ownership of working interests in natural gas properties is accounted for as an undivided interest, whereby we reflect our proportionate share of the underlying assets, liabilities, revenues and expenses. Our working interest represents our share of the costs and expenses incurred primarily to develop the underlying leaseholds and to produce natural gas while our net revenue interest represents our share of the revenues from the sale of natural gas.  The net revenue interest is less than our working interest as the result of royalty interest due to others. We are not the operator of these natural gas properties. Entities that were 20% to 50% owned and for which we had significant influence were accounted for on the equity method.  All material intercompany accounts and transactions have been eliminated.

On May 11, 2016, LSB, Consolidated Industries L.L.C., a direct, wholly owned subsidiary of LSB (“Consolidated”), and Climate Control Group, Inc., a direct, wholly owned subsidiary of Consolidated and an indirect subsidiary of LSB (the “Climate Control Group”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with NIBE Industrier AB (publ), and NIBE Energy Systems Inc., an indirect wholly owned subsidiary of NIBE  Industrier AB (together as “NIBE”) pursuant to which LSB, through Consolidated, agreed to sell to NIBE all of the outstanding shares of stock of the Climate Control Group for a total of approximately $364 million, subject to closing and post-closing adjustments which, was completed on July 1, 2016.  The Climate Control Group conducts LSB’s Climate Control Business (the “Climate Control Business”).  The assets and liabilities of Climate Control Business have been reclassified and reported as held for sale.  Furthermore, the operating activities of Climate Control Business have been reclassified and reported as discontinued operations for all periods presented.  Our financial statements and footnotes reflect our results from continuing operations unless otherwise noted.  See Note 2 – Discontinued Operations.

Use of Estimates - The preparation of consolidated financial statements in conformity with United States (“U.S.”) generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents – Investments, which consist of highly liquid investments with original maturities of three months or less, are considered cash equivalents.

Short-Term Investments - Investments, which consisted of certificates of deposit with an original maturity of 26 weeks, were considered short-term investments.  These investments were carried at cost which approximated fair value.

Accounts Receivable - Our accounts receivable are stated at net realizable value.  This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on accounts receivable balances.  Our estimate is based on historical experience and periodic assessment of outstanding accounts receivable, particularly those accounts that are past due (based upon the terms of the sale).  Our periodic assessment of our accounts receivable is based on our best estimate of amounts that are not recoverable.

Inventories - Inventories are stated at the lower of cost (determined using the first-in, first-out (“FIFO”) basis) or market (net realizable value).  Finished goods include material, labor, and manufacturing overhead costs.

Precious Metals - Precious metals are used as a catalyst in the Chemical Business manufacturing process.  Precious metals are carried at cost, with cost being determined using the FIFO basis.  Because some of the catalyst consumed in the production process cannot be readily recovered and the amount and timing of recoveries are not predictable, we follow the practice of expensing precious metals as they are consumed.  Occasionally, during major maintenance or capital projects, we may be able to perform procedures to recover precious metals (previously expensed) which have accumulated over time within the manufacturing equipment.  Recoveries of precious metals are recognized at historical FIFO costs.  When we accumulate precious metals in excess of our production requirements, we may sell a portion of the excess metals.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1.  Summary of Significant Accounting Policies (continued)

Property, Plant and Equipment - Property, plant and equipment (“PP&E”) are stated at cost, net of accumulated depreciation, depletion and amortization (“DD&A”).  Leases meeting capital lease criteria are capitalized in PP&E. Major renewals and improvements that increase the life, value, or productive capacity of assets are capitalized in PP&E while maintenance, repairs and minor renewals are expensed as incurred.  In addition, maintenance, repairs and minor renewal costs relating to planned major maintenance activities (“Turnarounds”) are expensed as they are incurred.

As it relates to natural gas properties, leasehold costs, intangible drilling and other costs of successful wells and development dry holes are capitalized in PP&E based on successful efforts accounting.  The costs of exploratory wells are initially capitalized in PP&E, but expensed if and when the well is determined to be nonproductive.  During 2015, we incurred no natural gas property acquisition costs and $6.2 million of natural gas development costs.

Fully depreciated assets are retained in PP&E and accumulated DD&A accounts until disposal.  When PP&E are retired, sold, or otherwise disposed, the asset’s carrying amount and related accumulated DD&A are removed from the accounts and any gain or loss is included in other income or expense.

For financial reporting purposes, depreciation of the costs of PP&E is primarily computed using the straight-line method over the estimated useful lives of the assets.  No provision for depreciation is made on construction in progress or capital spare parts until such time as the relevant assets are put into service.  DD&A of the costs of producing natural gas properties are computed using the units of production method primarily on a field-by-field basis using total proved or proved developed reserves, as applicable, as estimated by our independent consulting petroleum engineer. No provision for DD&A is made on nonproducing leasehold costs and exploratory wells in progress until such time as the relevant assets relate to proven reserves.

Our natural gas reserves are based on estimates and assumptions, which affect our DD&A calculations.  Our independent consulting petroleum engineer, with our assistance, prepares estimates of natural gas reserves based on available relevant data and information.  For DD&A purposes, and as required by the guidelines and definitions established by the Securities and Exchange Commission (“SEC”), the reserve estimates are based on average natural gas prices during the 12-month period, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month.

Impairment of Long-Lived Assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable.  An impairment loss would be recognized when the carrying amount of an asset (asset group) exceeds the estimated undiscounted future cash flows expected to result from the use of the asset (asset group) and its eventual disposition.  If assets to be held and used are considered to be impaired, the impairment to be recognized is the amount by which the carrying amounts of the assets exceed the fair values of the assets as measured by the present value of future net cash flows expected to be generated by the assets or their appraised value.  In general, assets held for sale are reported at the lower of the carrying amounts of the assets or fair values less costs to sell.  At December 31, 2015 and 2014, long-lived assets classified as assets held for sale relate to the Climate Control Business as discussed above and in Note 2 – Discontinued Operations.

As it relates to natural gas properties, proven natural gas properties are reviewed for impairment on a field-by-field basis and nonproducing leasehold costs are reviewed for impairment on a property-by-property basis.  During 2015, we recognized non-cash impairment charges totaling $43.2 million including $39.7 million to write-down the carrying value of our working interest in natural gas properties in the Marcellus Shale region to their estimated fair value of $22.5 million and $3.5 million to write down the carrying value of certain plant assets related to certain ammonia production equipment at our Pryor Facility. These impairment charges represented the amount by which the carrying value of these long-lived assets exceeded the estimated fair values and were therefore not recoverable.  For the natural gas properties, the estimated fair value was determined based on estimated future discounted net cash flows. The discounted cash flow method estimates future cash flows based on management’s estimates of future natural gas production, commodity prices based on commodity futures price strips, operating and development costs, and a risk-adjusted discount rate (10%). The fair value of proved natural gas properties is calculated using significant unobservable inputs (Level 3).  The impairment was due to the decline in forward prices for natural gas, large natural gas price differentials in the Marcellus Shale region and changes in the drilling plans of these natural gas properties.  For the ammonia production equipment, the estimated fair value was determined based on an offer received from a possible buyer less estimated costs that would be incurred if the equipment is sold (Level 3 inputs).

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1.  Summary of Significant Accounting Policies (continued)

The non-cash impairment charges were included in the consolidated statements of operations line item titled impairment of long-lived assets.

Noncurrent Restricted Cash and Cash Equivalents - Noncurrent restricted cash and cash equivalents consisted of balances that were designated by us for specific purposes relating to capital projects.

Noncurrent Restricted Investments - Noncurrent restricted investments consisted of investment balances that were designated by us for specific purposes relating to capital projects.

Concentration of Credit Risks for Cash and Cash Equivalents – Financial instruments relating to cash and cash equivalents potentially subject us to concentrations of credit risk.  All of these financial instruments were held by financial institutions within the U.S. and none of these financial instruments were in excess of the federally insured limits.

Capitalized Software – Intangible and other noncurrent assets includes capitalized software that primarily relate to implementing a new enterprise resource planning software (“ERP”) for internal use and is stated at cost, net of accumulated amortization.  For 2015 and 2014 our carrying value relating to continuing operations was $12.8 million and $11.7 million, and accumulated amortization of $1.8 million and $0.4 million, respectively.  Capitalized software costs include software purchase costs and internal and external costs for implementing software.  For financial reporting purposes, amortization of capitalized software costs is computed using the straight-line method over the estimated useful lives of the software, which is primarily eight years.  During 2015, 2014 and 2013, interest cost capitalized in capitalized software was $0.3 million, $0.5 million and $0.1 million, respectively.  No provision for amortization is made until such time as the relevant assets are placed into service.  Amortization expense related to capitalized software used by our continuing operations was $1.0 million and $0.3 million for 2015 and 2014, respectively and minimal in 2013.  Estimated amortization related to capitalized software used by continuing operations is $1.6 million for each of the subsequent five years, 2016 through 2020.  The estimated amortization is based on management’s expected ERP implementation completion during 2016.

Capitalized Interest - Interest cost on borrowings incurred during a significant construction or development project is capitalized.  Capitalized interest is added to the underlying asset and amortized over the estimated useful lives of the assets.  For 2015, 2014 and 2013, interest expense is net of capitalized interest of $30.6 million, $14.1 million and $4.0 million, respectively.

Goodwill - Goodwill relates to a business acquisition in prior periods.  At December 31, 2015 and 2014, the amount for goodwill was $1.6 million. Goodwill is reviewed for impairment at least annually.  An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit.  Reporting units are one level below the business segment level.  No impairments of goodwill were incurred in 2015, 2014, or 2013.

Accrued Insurance Liabilities - We are self-insured up to certain limits for group health, workers’ compensation and general liability claims.  Above these limits, we have commercial stop-loss insurance coverage for our contractual exposure on group health claims and statutory limits under workers’ compensation obligations.  We also carry umbrella insurance of $100 million for most general liability and auto liability risks.  We have a separate $50 million insurance policy covering pollution liability at our chemical facilities.  Additional pollution liability coverage for our other facilities is provided in our general liability and umbrella policies.  As it relates to our natural gas properties that we do not operate but only own a working interest, insurance policies are maintained by the operator, which we are responsible for our proportionate share of the costs involved.

Our accrued self-insurance liabilities are based on estimates of claims, which include the reported incurred claims amounts plus the reserves established by our insurance adjustors and/or estimates provided by attorneys handling the claims, if any, up to the amount of our self-insurance limits.  In addition, our accrued insurance liabilities include estimates of incurred, but not reported, claims based on historical claims experience.  The determination of such claims and the appropriateness of the related liability is periodically reviewed and revised, if needed.  Changes in these estimated liabilities are charged to operations.  Potential legal fees and other directly related costs associated with insurance claims are not accrued but rather are expensed as incurred.  Accrued insurance claims are included in accrued and other liabilities.  It is reasonably possible that the actual development of claims could be different than our estimates.

Executive Benefit Agreements - We have entered into benefit agreements with certain key executives.  Costs associated with these individual benefit agreements are accrued based on the estimated remaining service period when such benefits become probable they will be paid.  Total costs accrued equal the present value of specified payments to be made after benefits become payable.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1.  Summary of Significant Accounting Policies (continued)

Income Taxes - We recognize deferred tax assets and liabilities for the expected future tax consequences attributable to net operating loss (“NOL”) carryforwards, tax credit carryforwards, and differences between the financial statement carrying amounts and the tax basis of our assets and liabilities.  We establish valuation allowances if we believe it is more-likely-than-not that some or all of deferred tax assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In addition, we do not recognize a tax benefit unless we conclude that it is more-likely-than-not that the benefit will be sustained on audit by the taxing authority based solely on the technical merits of the associated tax position.  If the recognition threshold is met, we recognize a tax benefit measured at the largest amount of the tax benefit that, in our judgment, is greater than 50% likely to be realized.  We record interest related to unrecognized tax positions in interest expense and penalties in operating other expense.

For transactions structured as a sale of assets, the deferred taxes associated with those individual assets and liabilities, as well as any deferred taxes associated with the outside basis difference, would continue to be classified with our other deferred tax assets and liabilities rather than in the assets and liabilities held for sale balance sheet line items as such deferred taxes are not transferred with the sale.  For transactions structured as a sale of stock, the deferred taxes associated with outside basis differences are classified with our other deferred tax assets and liabilities as such deferred taxes are not transferred with the sale.

We reduce income tax expense for investment tax credits in the year the credit arises and is earned.  Income tax benefits associated with amounts that are deductible for income tax purposes but that do not affect earnings are credited to equity.  These benefits are principally generated from exercises of non-qualified stock options.

Contingencies – Certain conditions may exist which may result in a loss, but which will only be resolved when future events occur.  We and our legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.  If the assessment of a contingency indicates that it is probable that a loss has been incurred, we would accrue for such contingent losses when such losses can be reasonably estimated.  If the assessment indicates that a potentially material loss contingency is not probable but reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.  Estimates of potential legal fees and other directly related costs associated with contingencies are not accrued but rather are expensed as incurred.  Loss contingency liabilities are included in current and noncurrent accrued and other liabilities and are based on current estimates that may be revised in the near term.  In addition, we recognize contingent gains when such gains are realized or realizable and earned.

Asset Retirement Obligations - In general, we record the estimated fair value of an asset retirement obligation (“ARO”) associated with tangible long-lived assets in the period it is incurred and when there is sufficient information available to estimate the fair value.  An ARO associated with long-lived assets is a legal obligation under existing or enacted law, statute, written or oral contract or legal construction.  AROs, which are initially recorded based on estimated discounted cash flows, are accreted to full value over time through charges to cost of sales.  In addition, we capitalize the corresponding asset retirement cost as PP&E, which cost is depreciated or depleted over the related asset’s respective useful life.  We do not have any assets restricted for the purpose of settling our AROs.

Redeemable Preferred Stocks - Our redeemable preferred stocks that are redeemable outside of our control are classified as temporary/mezzanine equity. The redeemable preferred stocks were recorded at fair value upon issuance, net of issuance costs or discounts.  In addition, certain embedded features included in the Series E Redeemable Preferred required bifurcation and are classified as derivative liabilities.  The carrying values of the redeemable preferred stocks are being increased by periodic accretions (including the amount for dividends earned but not yet declared or paid) so that the carrying amount will equal the redemption value as of August 2, 2019, the earliest possible redemption date by the holder. The amount of accretion was recorded to retained earnings.

Warrants - The common stock warrants issued in conjunction with our redeemable preferred stocks are standalone instruments, indexed to our common stock, and do not include provisions requiring liability classification.  As a result, these warrants are classified as equity. The warrants were recorded at fair value upon issuance, net of issuance costs or discounts.  When such warrants are exercised, we may issue new shares of common stock and use treasury shares.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1.  Summary of Significant Accounting Policies (continued)

Equity Awards - Equity award transactions with employees are measured based on the estimated fair value of the equity awards issued.  For equity awards with only service conditions that have a graded vesting period, we recognize compensation cost on a straight-line basis over the requisite service period for the entire award.  In addition, historically we issue new shares of common stock upon the exercise of stock options but treasury shares may be used.

Revenue Recognition - We recognize revenue for substantially all of our operations at the time title to the goods transfers to the buyer and there remain no significant future performance obligations by us.  Revenue associated with construction contracts relates to our discontinued operations and is recognized using the percentage-of-completion method based primarily on contract costs incurred to date compared with total estimated contract costs.  Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined.  Sales of extended warranty contracts also relates to our discontinued operations and are recognized as revenue ratably over the life of the contract.

Recognition of Insurance Recoveries - If an insurance claim relates to a recovery of our losses, we recognize the recovery when it is probable and reasonably estimable.  If our insurance claim relates to a contingent gain, we recognize the recovery when it is realized or realizable and earned.  Amounts recoverable from our insurance carriers, if any, are included in accounts receivable.  An insurance recovery in excess of recoverable costs relating to a business interruption claim, if any, is a reduction to cost of sales.  An insurance recovery in excess of recoverable costs relating to a property insurance claim, if any, is included in property insurance recoveries in excess of losses incurred.

Cost of Sales - Cost of sales includes materials, labor and overhead costs to manufacture the products sold plus inbound freight, purchasing and receiving costs, inspection costs, internal transfer costs, loading and handling costs, warehousing costs, railcar lease costs and outbound freight.  Maintenance, repairs and minor renewal costs relating to Turnarounds are included in cost of sales as they are incurred.  Precious metals used as a catalyst and consumed during the manufacturing process are included in cost of sales.  Recoveries and gains from precious metals and business interruption insurance claims are reductions to cost of sales.  Provisions for (realization of) losses associated with inventory reserves, gains and losses (realized and unrealized) from our commodities and foreign currency futures/forward contracts, and provision for losses, if any, on firm sales commitments are included in cost of sales.

Selling, General and Administrative Expense - Selling, general and administrative expense (“SG&A”) includes costs associated with the sales, marketing and administrative functions.  Such costs include personnel costs, including benefits, professional fees, office and occupancy costs associated with the sales, marketing and administrative functions.

Derivatives, Hedges, Financial Instruments and Carbon Credits - Derivatives are recognized in the balance sheet and are measured at fair value.  Changes in fair value of derivatives are recorded in results of operations unless the normal purchase or sale exceptions apply or hedge accounting is elected.

The fair value amounts recognized for our derivative contracts executed with the same counterparty under a master netting arrangement may be offset. We have the choice to offset or not, but that choice must be applied consistently. A master netting arrangement exists if the reporting entity has multiple contracts with a single counterparty that are subject to a contractual agreement that provides for the net settlement of all contracts through a single payment in a single currency in the event of default on or termination of any one contract. Offsetting the fair values recognized for the derivative contracts outstanding with a single counterparty results in the net fair value of the transactions being reported as an asset or a liability in the balance sheet. We have chosen to present the fair values of our derivative contracts under master netting agreements using a gross fair value presentation as there were no derivatives with fair values that were eligible to be offset as of December 31, 2015 and 2014.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1.  Summary of Significant Accounting Policies (continued)

The assets for climate reserve tonnes (“carbon credits”) are recognized in the balance sheet and are measured at fair value.  Changes in fair value of carbon credits are recorded in results of operations.  The liabilities for contractual obligations associated with carbon credits are recognized in the balance sheet and are measured at fair value unless we enter into a firm sales commitment to sell the associated carbon credits.  When we enter into a firm sales commitment, the sales price, pursuant to the terms of the firm sales commitment, establishes the amount of the liability for the contractual obligation.  Changes in fair value of contractual obligations associated with carbon credits are recorded in results of operations.

Income (Loss) per Common Share - Net income (loss) attributable to common stockholders is computed by adjusting net income (loss) by the amount of dividends and dividend requirements on preferred stocks and the accretion of redeemable preferred stocks, if applicable. Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. For periods we earn net income, a proportional share of net income is allocated to participating securities, if applicable, determined by dividing total weighted average participating securities by the sum of the total weighted average common shares and participating securities (the “two-class method”). The Series E cumulative redeemable Class C preferred stock (the “Series E Redeemable Preferred”) issued in 2015 participate in dividends declared on our common stock and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted income per common share during periods of net income. For periods we incur a net loss, no loss is allocated to participating securities because they have no contractual obligation to share in our losses. Diluted loss per common share is computed after giving consideration to the dilutive effect of our potential common stock instruments that are outstanding during the period, except where such non-participating securities would be anti-dilutive.

Recently Issued Accounting Pronouncements - In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which will supersede nearly all existing revenue recognition guidance under GAAP.  ASU 2014-19’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. We are evaluating our existing revenue recognition policies to determine whether any contracts in the scope of the guidance will be affected by the new requirements.  The effects may include identifying performance obligations in existing arrangements, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.  In July 2015, the FASB approved a one-year deferral of the effective date of this ASU with the option to early adopt but not before the original effective date.  As a result, the effective date of this ASU for us is January 1, 2018, with the option to adopt a year earlier.  This ASU allows for either “full retrospective” adoption, meaning the standard is applied to all of the periods presented, or “modified retrospective” adoption, meaning the standard is applied only to the most current period presented in the financial statements.  We are currently evaluating the transition method that will be elected.

In April 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. In August 2015, the FASB also issued ASU 2015-15 Interest - Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. ASU 2015-03 amends previous guidance to require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts or premiums. ASU 2015-15 allows an entity to defer and present debt issuance costs (related to line-of-credit arrangements) as an asset and subsequently amortize the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement.  The recognition and measurement guidance for debt issuance costs would not be affected by the amendments in these ASUs. Effective December 31, 2015, we early adopted these ASUs as allowed and applied the standards retrospectively as required, which resulted in the reclassification of approximately $6.4 million of debt issuance costs from other assets to long-term debt in our consolidated balance sheet as of December 31, 2014.  Also see discussion included in Note – 9 to Consolidated Financial Statements.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1.  Summary of Significant Accounting Policies (continued)

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The guidance requires an entity to measure inventory at the lower of cost or net realizable value, which is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation, rather than the lower of cost or market in the previous guidance. This amendment applies to inventory that is measured using first-in, first-out (FIFO). This amendment is effective for public entities for fiscal years beginning after December 15, 2016, including interim periods within those years. A reporting entity should apply the amendments prospectively with earlier application permitted as of the beginning of an interim or annual reporting period.  We are currently evaluating the impact of this guidance, if any, on our consolidated financial statements and related disclosures.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which simplifies the presentation of deferred income taxes by eliminating the need for entities to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The amendments in this ASU may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented.  We currently do not expect a significant impact from adopting this ASU.

Correction of Immaterial Error and Reclassifications – Certain corrections and reclassifications made to our consolidated balance sheet at December 31, 2014 and consolidated statements of operations for the year ended December 31, 2014 and 2013 are as follows:

The impact of this balance sheet reclassification is summarized in the table below.

	As Previously Reported	Adjustments / Reclassifications (1)	Adjustments / Reclassifications (2)	As Adjusted
	(In Thousands)
Consolidated Balance Sheet at December 31, 2014
Total other assets	$98,918	$(6,433)	$(1,445)	$91,040
Total assets	$1,137,005	$(6,433)	$—	$1,130,572
Long term debt	$457,318	$(6,433)	$—	$450,885
Total liabilities and stockholders' equity	$1,137,005	$(6,433)	$—	$1,130,572

Consolidated Statement of Operations - For the year ended December 31, 2014
Net sales	$732,510	$28,736	$(265,358)	$495,888
Cost of sales	$579,155	$34,217	$(182,949)	$430,423
Gross profit	$153,355	$(5,481)	$(82,409)	$65,465
Selling, general, and administrative expense	$103,886	$(5,481)	$(59,565)	$38,840

Consolidated Statement of Operations - For the year ended December 31, 2013
Net sales	$679,287	$21,954	$(285,018)	$416,223
Cost of sales	$535,731	$27,391	$(193,735)	$369,387
Gross profit	$143,556	$(5,437)	$(91,283)	$46,836
Selling, general, and administrative expense	$100,674	$(5,437)	$(59,370)	$35,867

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1.  Summary of Significant Accounting Policies (continued)

1.

Correction of Immaterial Error and Reclassification – Based on a recent internal review of the classification of our costs and expenses in the fourth quarter of 2015, we concluded that certain shipping and handling costs associated were incorrectly classified in our consolidated statement of operations, with a portion of these costs classified as net sales and a portion of these costs classified as SG&A.  As a result, we have retrospectively adjusted the amounts to reflect these costs within cost of sales, where a portion of shipping and handling costs historically had been presented.  In accordance with ASU 250, Accounting Changes and Error Corrections, we evaluated the materiality of this change from quantitative and qualitative perspectives and concluded that the change in presentation was not material to any of our prior period financial statements and in particular, this change had no impact on operating income (loss) or income (loss) per share.  In addition, the amount and classification of our shipping and handling costs included in net sales and SG&A have historically been disclosed. We revised our consolidated statement of operations for the years ended December 31, 2014 and 2013 to conform to the current presentation as summarized in the table above.

In addition, a reclassification has been made in our consolidated balance sheet at December 31, 2014 to conform to our consolidated balance sheet at December 31, 2015, as the result of the adoption of ASU 2015-03 and ASU 2015-15 as discussed above.

2.

Discontinued Operation Reclassifications – As discussed in Note 2 – Discontinued Operations, the Climate Control Business met the criteria to be reported as held for sale during the second quarter of 2016. As a result, the activities of the Climate Control Business have been reclassified from continuing operations and reported as discontinued operations for all periods presented. In the table above, we included the reclassifications associated with discontinued operations for the line items impacted by item (1) above.

2.  Discontinued Operations

As discussed in Note 1, on May 11, 2016, LSB and Consolidated entered into a definitive agreement with NIBE to sell all of the common stock of the Climate Control Group.  Therefore, the assets and liabilities of the Climate Control Group are classified as held for sale at December 31, 2015 and 2014.

The carrying amounts of the assets and liabilities of the Climate Control Group, are as follows:

	December 31,	December 31,
	2015	2014
	(In Thousands)
Cash and cash equivalents	$119	$1,815
Accounts receivable, net	43,001	44,334
Inventories, net	28,780	31,742
Other current assets	1,096	473
Property, plant and equipment, net	26,779	31,081
Intangible and other, net	7,002	1,445
Total assets classified as held for sale	106,777	110,890
Less noncurrent assets classified as held for sale	33,781	32,526
Current assets classified as held for sale	$72,996	$78,364

Accounts payable	20,003	12,811
Current and noncurrent accrued and other liabilities	24,659	26,025
Total liabilities classified as held for sale	44,662	38,836
Less noncurrent liabilities classified as held for sale	12,136	11,285
Current liabilities classified as held for sale	$32,526	$27,551

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

2.  Discontinued Operations (continued)

Summarized results of discontinued operations are as follows for:

	Year Ended December 31,
	2015	2014	2013
	(In Thousands)
Net sales	$274,086	$265,358	$285,018
Cost of sales	190,426	182,949	193,735
Selling, general and administrative expense	62,728	59,548	59,887
Interest expense	10	—	685
Other expense (income), net	608	219	(8)
Income from operations of discontinued operations	20,314	22,642	30,719
Provision for income taxes	8,933	8,095	11,357
Income from discontinued operations, including taxes	$11,381	$14,547	$19,362

Summarized condensed cash flow information of discontinued operations is as follows:

Year Ended December 31,
	2015	2014	2013
	(In Thousands)
Deferred income taxes	$8,917	$7,463	$11,219
Depreciation and amortization of property, plant and equipment	$4,566	$4,677	$4,310
Stock-based compensation	$634	$1,140	$1,093
Expenditures for property, plant and equipment	$863	$2,357	$5,155
Software and software development costs	$2,466	$360	$966

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

3.  Income (loss) per Common Share

The following table sets forth the computation of basic and diluted net income (loss) per common share:

	2015	2014	2013
	(Dollars In Thousands, Except Per Share Amounts)
Numerator:
Net (loss) income:	$(34,765)	$19,634	$54,962
Dividend requirements on Series E Redeemable Preferred	(2,287)	—	—
Dividends on Series B Preferred	(240)	(240)	(240)
Dividends on Series D Preferred	(60)	(60)	(60)
Accretion of Series E Redeemable Preferred	(686)	—	—
Total dividends, dividend requirements and accretion on preferred stocks	(3,273)	(300)	(300)

Numerator for basic net income (loss) per common share - net income (loss) attributable to common stockholders	(38,038)	19,334	54,662
Dividends on convertible preferred stocks assumed to be converted, if dilutive	300	—	300
Numerator for diluted net income (loss) per common share	$(37,738)	$19,334	$54,962

Denominator:
Denominator for basic net income (loss) per common share - weighted- average shares	22,758,873	22,575,053	22,465,176
Effect of dilutive securities:
Convertible preferred stocks	—	—	916,666
Unvested restricted stock	—	—	—
Warrants	—	—	—
Stock options	—	175,753	215,124
Dilutive potential common shares	—	175,753	1,131,790

Denominator for dilutive net income (loss) per common share - adjusted weighted-average shares and assumed conversions	22,758,873	22,750,806	23,596,966

Basic net income (loss) per common share:
Loss from continuing operations	$(2.17)	$0.21	$1.57
Income from discontinued operations, including taxes	$0.50	0.65	0.86
Net income (loss)	$(1.67)	$0.86	$2.43

Diluted net income (loss) per common share:
Loss from continuing operations	$(2.17)	$0.21	$1.51
Income from discontinued operations, including taxes	$0.50	0.64	0.82
Net income (loss)	$(1.67)	$0.85	$2.33

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

3.  Income (loss) per Common Share (continued)

The following weighted-average shares of securities were not included in the computation of diluted net income (loss) per common share as their effect would have been antidilutive:

	2015	2014	2013
Convertible preferred stocks	916,666	916,666	—
Stock options	898,582	392,314	246,391
Warrants	314,808	—	—
Series E redeemable preferred stock - embedded derivative	34,998	—	—
Restricted stock	1,448	—	—
	2,166,502	1,308,980	246,391

4.  Accounts Receivable

	December 31,
	2015	2014
	(In Thousands)
Trade receivables and other	$50,126	$44,424
Allowance for doubtful accounts	(525)	(684)
	$49,601	$43,740

Sales to our customers are generally unsecured.  Credit is extended to customers based on an evaluation of the customer’s financial condition and other factors.  Concentrations of credit risk with respect to trade receivables are monitored and this risk is reduced due to payment terms of 15 days or less relating to most of our significant customers.  Six customers (including their affiliates) account for approximately 40% of our total net receivables at December 31, 2015.

5.  Inventories

	Finished Goods	Work-in- Process	Raw Materials	Total
	(In Thousands)
December 31, 2015:	$19,030	$—	$5,427	$24,457

December 31, 2014:	$22,697	$—	$2,147	$24,844

Because cost exceeded the net realizable value, inventory adjustments were $2,832,000 and $1,976,000 at December 31, 2015 and 2014, respectively.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

6.  Property, Plant and Equipment

	Useful lives in	December 31,
	years	2015	2014
		(In Thousands)
Machinery, equipment and automotive	3 - 30	$540,315	$311,920
Proved natural gas properties	*	76,277	72,529
Buildings and improvements	10 - 30	40,372	34,022
Furniture, fixtures and store equipment	3 - 10	2,409	2,294
Assets under capital leases	3	425	240
Land improvements	10 - 40	7,183	6,875
Construction in progress	N/A	506,205	291,034
Capital spare parts	N/A	18,047	8,722
Land	N/A	8,974	8,974
		1,200,207	736,610
Less accumulated depreciation, depletion and amortization		221,498	148,486
		$978,709	$588,124

Machinery, equipment and automotive primarily includes the categories of property and equipment and estimated useful lives as follows: processing plants and plant infrastructure (15-30 years); certain processing plant components (3-10 years); and trucks, automobiles, trailers, and other rolling stock (3-7 years).  At December 31, 2015 and 2014, assets capitalized under capital leases consist of machinery and equipment.  Accumulated amortization for assets capitalized under capital leases were $98,000 and $28,000 at December 31, 2015 and 2014, respectively.  During 2015 and 2014, interest cost capitalized in PP&E was $30,348,000 and $13,586,000, respectively.

*	See information concerning natural gas properties included in PP&E in Note 1– Summary of Significant Accounting Policies.

7.  Current and Noncurrent Accrued and Other Liabilities

	December 31,
	2015	2014
	(In Thousands)
Accrued interest	$14,784	$13,888
Accrued death and other executive benefits	4,604	5,417
Accrued payroll and benefits	4,521	3,592
Series E redeemable preferred - embedded derivative	3,308	—
Accrued health and worker compensation insurance claims	2,996	2,933
Customer deposits	2,130	5,564
Other	16,251	11,681
	48,594	43,075
Less noncurrent portion	8,786	6,649
Current portion of accrued and other liabilities	$39,808	$36,426

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

8.  Asset Retirement Obligations

Currently, we have various legal requirements related to operations at our chemical facilities, including the disposal of wastewater generated at certain of these facilities.  Additionally, we have certain chemical facilities that contain asbestos insulation around certain piping and heated surfaces, which we plan to maintain or replace, as needed, with non-asbestos insulation through our standard repair and maintenance activities to prevent deterioration.  Currently, there is insufficient information to estimate the fair value for most of our AROs.  In addition, we currently have no plans to discontinue the use of these facilities, and the remaining life of the facilities is indeterminable.  As a result, a liability for only a minimal amount relating to AROs associated with certain facilities has been established.  However, we will continue to review these obligations and record a liability when a reasonable estimate of the fair value can be made.  In addition, we own working interests in certain natural gas properties.  We recognized AROs associated with the obligation to plug and abandon wells when the natural gas reserves in the wells are depleted.  At December 31, 2015 and 2014, our accrued liability for AROs was $281,000 and $340,000, respectively.

9. Long-Term Debt

	December 31,	December 31,
	2015	2014
	(In Thousands)
Working Capital Revolver Loan, with a current interest rate of 4.00% (A)	$—	$—
7.75% Senior Secured Notes due 2019 (B)	425,000	425,000
12.0% Senior Secured Notes due 2019 (B)	50,000	—
Secured Promissory Note due 2016, with a current interest rate of 3.42% (C)	15,856	22,814
Secured Promissory Note due 2021, with a current interest rate of 5.25% (D)	16,189	—
Secured Promissory Note due 2022, with a current interest rate of 4.24% (E)	15,000	—
Other, with a current weighted-average interest rate of 4.34%, most of which is secured primarily by machinery and equipment	7,103	9,504
Unamortized discount and debt issuance costs	(8,726)	(6,433)
	520,422	450,885
Less current portion of long-term debt (F)	22,468	10,680
Long-term debt due after one year, net (F)	$497,954	$440,205

(A) LSB and certain of its wholly-owned subsidiaries (the “Borrowers”) are parties to a senior secured revolving credit facility, as amended (the “Amended Working Capital Revolver Loan”).  Pursuant to the terms of the Amended Working Capital Revolver Loan, the Borrowers may borrow on a revolving basis up to $100.0 million, based on specific percentages of eligible accounts receivable and inventories.

During 2015, the terms of this revolving credit facility were amended, pursuant to an amendment, dated as of June 11, 2015 (the “First Amendment”) and an amendment, dated as of November 9, 2015 (the “Second Amendment”). Pursuant to the First Amendment, the lender released its second-priority security interest and liens in collateral that also secures, on a first priority basis, the Senior Secured Notes discussed in (B) below.  In addition, the First Amendment amends the revolving credit facility to more closely align the following provisions with the terms of the Senior Secured Notes discussed in (B) below:

•

The definition of Permitted Investments is modified to (a) permit LSB to make investments to the extent that the Consolidated Leverage Ratio (as defined in the Amendment) does not exceed 2.50 to 1.00 over a trailing twelve month period from the measurement date; (b) permit investments in an amount not to exceed 50% of the consolidated net earnings of LSB and its subsidiaries since August 7, 2013, less consolidated net losses and other investments during the same period; and (c) permit $ 50 million in investments in Zena Energy, L.L.C.

•

LSB is permitted to incur indebtedness without restriction if (i) the Fixed Charge Coverage Ratio (as defined by the Amended Working Capital Revolver Loan) is greater than 2.0 to 1.0, (ii) there is no default under the Amended Working

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

9.  Long-Term Debt (continued)

•	Capital Revolver Loan and (iii) at least 20% of the maximum revolver commitment or $20 million, whichever is greater, is available.

The Second Amendment amends the revolving credit facility in the following respects, among other things:

•

Expands the scope of and increases the basket of Permitted Purchase Money Indebtedness to the greater of (x) $35,000,000 and (y) 5.5% of the total consolidated assets of LSB and its subsidiaries as reflected on their consolidated balance sheet in accordance with GAAP, and permits the prepayment of Permitted Purchase Money Indebtedness;

•	Excludes from the debt and lien covenants the financing of insurance premiums in the ordinary course of business, not in excess of the amount of such premiums; and
•	Reduces the frequency of collateral reporting in the event that excess availability under the revolving credit facility falls below $30,000,000 from daily to weekly.

In addition, the Amended Working Capital Revolver Loan and the Senior Secured Notes are cross collateralized as discussed in (B) below, other than with respect to the liens that the lender released in connection with the First Amendment, as discussed above.  The Amended Working Capital Revolver Loan will mature on April 13, 2018.

The Amended Working Capital Revolver Loan accrues interest at a base rate (generally equivalent to the prime rate) plus 0.50% if borrowing availability is greater than $25.0 million, otherwise plus 0.75% or, at our option, accrues interest at LIBOR plus 1.50% if borrowing availability is greater than $25.0 million, otherwise LIBOR plus 1.75%.  At December 31, 2015, the interest rate was 4.0% based on LIBOR.  Interest is paid monthly, if applicable.

The Amended Working Capital Revolver Loan provides for up to $15.0 million of letters of credit.  All letters of credit outstanding reduce availability under the Amended Working Capital Revolver Loan.  As of December 31, 2015, the amount available for borrowing under the Amended Working Capital Revolver Loan was approximately $64.4 million, which includes eligible accounts receivable and inventories relating to our discontinued operations.  Under the Amended Working Capital Revolver Loan, the lender also requires the Borrowers to pay a letter of credit fee equal to 1% per annum of the undrawn amount of all outstanding letters of credit, an unused line fee equal to .25% per annum for the excess amount available under the Amended Working Capital Revolver Loan not drawn and various other audit, appraisal and valuation charges.

The lender has the ability to, upon an event of default, as defined, terminate the Amended Working Capital Revolver Loan and make the balance outstanding, if any, due and payable in full.

The Amended Working Capital Revolver Loan requires the Borrowers to meet a minimum fixed charge coverage ratio of not less than 1.10 to 1, if at any time the excess availability (as defined by the Amended Working Capital Revolver Loan), under the Amended Working Capital Revolver Loan, is less than or equal to $12.5 million.  This ratio will be measured monthly on a trailing twelve month basis and as defined in the agreement.  The Amended Working Capital Revolver Loan contains covenants that, among other things, limit the Borrowers’ ability, without consent of the lender and with certain exceptions, to:

•	incur additional indebtedness;
•	create liens on, sell or otherwise dispose of our assets;
•	engage in certain fundamental corporate changes or changes to our business activities;
•	make certain material acquisitions;
•	make other restricted payments, including investments;
•	repay certain indebtedness;
•	engage in certain affiliate transactions;

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

9.  Long-Term Debt (continued)

•	declare dividends and distributions;
•	engage in mergers, consolidations or other forms of recapitalization; or
•	dispose assets.

The Amended Working Capital Revolver Loan allows the Borrowers and subsidiaries under the Senior Secured Notes to guarantee those notes.  So long as (i) there is no default under the Amended Working Capital Revolver Loan and (ii) both immediately before and after giving effect to any of the following, excess availability as defined by the Amended Working Capital Revolver Loan is equal to or greater than the greater of (x) 20% of the maximum revolver commitment or (y) $20 million, the Amended Working Capital Revolver will allow each of the Borrowers under the Amended Working Capital Revolver Loan to make:

•	distributions and pay dividends by LSB with respect to amounts in excess of $0.5 million during each fiscal year;
•	acquisitions of treasury stock by LSB with respect to amounts in excess of $0.5 million during each fiscal year;
•	certain hedging agreements and;
•

certain investments, including, among others, investments in joint ventures and certain subsidiaries of LSB in an aggregate amount not exceeding $35.0 million and other investments in an aggregate amount not exceeding $50.0 million at any one time outstanding.

The Amended Working Capital Revolver Loan includes customary events of default, including events of default relating to nonpayment of principal and other amounts owing under the Amended Working Capital Revolver Loan from time to time, any material misstatement or misrepresentation and breaches of representations and warranties made, violations of covenants, cross-payment default to indebtedness in excess of $2.5 million, cross-acceleration to indebtedness in excess of $2.5 million, bankruptcy and insolvency events, certain unsatisfied judgments, certain liens, and certain assertions of, or actual invalidity of, certain loan documents.

(B) On August 7, 2013, LSB sold $425 million aggregate principal amount of the 7.75% Senior Secured Notes due 2019 in a private transaction to qualified institutional buyers under Rule 144A and, outside of the United States, pursuant to Regulation S of the Securities Act of 1933 (as amended, the “Securities Act”).  In accordance with the registration rights agreement entered into at the time of the issuance of the 7.75% Senior Secured Notes, LSB and the guarantor subsidiaries completed an exchange offer to exchange the 7.75% Senior Secured Notes for substantially identical notes registered under the Securities Act.  The registration statement for the exchange offer was declared effective by the SEC in May 2014, and the exchange offer was completed in June 2014.  The 7.75% Senior Secured Notes bear interest at the rate of 7.75% per year and mature on August 1, 2019.  Interest is to be paid semiannually on February 1st and August 1st.

On November 9, 2015, LSB sold $50 million aggregate principal amount of the 12% Senior Secured Notes due 2019 in a private placement exempt from registration under the Securities Act to certain private investors.

The 12% Senior Secured Notes bear interest at the annual rate of 12% and mature on August 1, 2019.  Interest is to be paid semiannually on February 1st and August 1st, beginning February 1, 2016. The 12% Senior Secured Notes are secured on a pari passu basis with the same collateral securing the 7.75% Senior Secured Notes.  The 12% Senior Secured Notes have covenants and events of default that are substantially similar to those applicable to the 7.75% Senior Secured Notes.  The discussion below relates to both the 7.75% Senior Secured Notes and the 12% Senior Secured Notes (collectively, the “Senior Secured Notes”).

The Senior Secured Notes are general senior secured obligations of LSB.  The Senior Secured Notes are jointly and severally and fully and unconditionally guaranteed by all of LSB’s current wholly-owned subsidiaries, with all of the guarantees, except one, being senior secured guarantees and one being a senior unsecured guarantee.  The Senior Secured Notes rank equally in right of payment to all of LSB and the guarantors’ existing and future senior secured debt, including the Amended Working Capital Revolver Loan discussed above, and are senior in right of payment to all of LSB and the guarantors’ future subordinated indebtedness.  LSB does not have independent assets or operations.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

9.  Long-Term Debt (continued)

Those subsidiaries that provided guarantees of the Senior Secured Notes will be released from such guarantees upon the occurrence of certain events, including the following:

•	the designation of such guarantor as an unrestricted subsidiary;
•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the Senior Secured Notes by such guarantor;
•	the sale or other disposition, including by way of merger or otherwise, of its capital stock or of all or substantially all of the assets, of such guarantor (see Note – 2 Discontinued Operations); or
•	LSB’s exercise of its legal defeasance option or its covenant defeasance option as described in the Indenture with LSB’s obligations under the Indenture discharged in accordance with the Indenture.

The Senior Secured Notes will be effectively senior to all existing and future unsecured debt of LSB and the guarantors to the extent of the value of the property and assets subject to liens (“Collateral”) and will effectively be senior to all existing and future obligations under the Amended Working Capital Revolver Loan and other debt to the extent of the value of the certain collateral (“Priority Collateral”).

The Senior Secured Notes are secured on a first-priority basis by the Priority Collateral owned by LSB and the guarantors (other than the one unsecured guarantor) and on a second-priority basis by the certain collateral securing the Amended Working Capital Revolver Loan owned by LSB and the guarantors (other than the one unsecured guarantor), in each case subject to certain liens permitted under the Indenture.  The Senior Secured Notes will be equal in priority as to the Priority Collateral owned by LSB and the guarantor with respect to any obligations under any equally ranked lien obligations subsequently incurred.  At December 31, 2015, the carrying value of the assets secured on a first-priority basis was approximately $1.0 billion (which includes assets classified as held for sale) and the carrying value of the assets secured on a second-priority basis was approximately $139.4 million (which includes assets classified as held for sale).

The Senior Secured Notes are subordinated to all of LSB and the guarantors’ existing and future obligations under the Amended Working Capital Revolver Loan and other debt to the extent of the value of the certain collateral securing such debt and to any of LSB and the guarantors’ existing and future indebtedness that is secured by liens that are not part of the Collateral.  The Senior Secured Notes will be structurally subordinated to all of the existing and future indebtedness, preferred stock obligations and other liabilities, including trade payables, of our subsidiaries that do not guarantee the Senior Secured Notes in the future.

Except under certain conditions, the Senior Secured Notes are not redeemable before August 1, 2016.  On or after such date, LSB may redeem the Senior Secured Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on August 1st of the year set forth below:

	7.75%	12%
Year	Senior Secured Notes	Senior Secured Notes
2016	103.875%	106.000%
2017	101.938%	103.000%
2018 and thereafter	100.000%	100.000%

Upon the occurrence of a change of control, as defined in the Indenture, each holder of the Senior Secured Notes will have the right to require that LSB purchase all or a portion of such holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

9.  Long-Term Debt (continued)

The Indenture contains covenants that, among other things, limit LSB’s ability, with certain exceptions and as defined in the Indenture, to:

•	incur additional indebtedness;
•	pay dividends;
•	repurchase LSB common and preferred stocks;
•	make investments;
•	repay certain indebtedness;
•	create liens on, sell or otherwise dispose of our assets;
•	engage in mergers, consolidations or other forms of recapitalization;
•	engage in sale-leaseback transactions; or
•	engage in certain affiliate transactions.

In connection with the 12% Senior Secured Notes, LSB entered into a registration rights agreement (the “Registration Rights Agreement-Notes”).  Pursuant to the Registration Rights Agreement-Notes, we have agreed to use our reasonable best efforts to file with the SEC a registration statement on an appropriate form with respect to a registered offer to exchange the notes for new notes with terms substantially identical in all material respects to the notes, cause the registration statement to be declared effective under the Securities Act, and complete the exchange within 180 days after the effective date of such registration statement. We are also obligated to update the registration statement by filing a post-effective amendment. If the exchange offer is not completed on or prior to the expiration of 365 days from November 9, 2015 (the date of closing) and under certain other conditions, the annual interest rate on the notes will be increased by 0.25% (or approximately $350 per day) for the first 90 day period immediately following such default and an additional 0.25% with respect to each subsequent 90 day period, in each case until and including the date such default ends, up to a maximum increase of 1.00% (or approximately $1,400 per day).

In 2013, approximately $67.2 million of the proceeds from 7.75% Senior Secured Notes was used to pay all outstanding borrowings, including a prepayment premium, under a secured term loan facility.  As a result of the payoff of the secured term loan facility, we incurred a loss on extinguishment of debt of $1.3 million in 2013, consisting of the prepayment premium and writing off unamortized debt issuance costs.

(C) See discussion under Secured Promissory Note Amendment in Note 22 – Subsequent Events.

(D) On April 9, 2015, El Dorado Chemical Company (“EDC”), one of our subsidiaries, entered into a secured promissory note due 2021 (the “Secured Promissory Note due 2021”) for an original principal amount of approximately $16.2 million.  The Secured Promissory Note due 2021 bears interest at the rate of 5.25% per year and matures on March 26, 2021.  Interest only is payable monthly for the first 12 months of the term.  Principal and interest are payable monthly for the remaining term of the Secured Promissory Note due 2021. This Secured Promissory Note due 2021 is secured by a natural gas pipeline constructed at the El Dorado Facility and is guaranteed by LSB.

(E) On September 16, 2015, El Dorado Ammonia L.L.C. (“EDA”), one of our subsidiaries, entered into a secured promissory note due 2022 (the “Secured Promissory Note due 2022”) for the construction financing of an ammonia storage tank and related systems with an initial funding received of $15 million and a maximum principal note amount of $19.8 million.  The remainder of the funding under the Secured Promissory Note due 2022 is expected to be drawn upon completion of the ammonia storage tank, but in any event by May 2016 (the “Loan Conversion Date”).  Up to the Loan Conversion Date, EDA will make monthly interest payments on the outstanding principal borrowed.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

9.  Long-Term Debt (continued)

On the Loan Conversion Date, the outstanding principal balance will be converted to a seven year secured term loan requiring equal monthly principal and interest payments.  In addition, a final balloon payment equal to the remaining outstanding principal (or 30% of the outstanding principal balance on the Loan Conversion Date) is required on the maturity date. The Secured Promissory Note due 2022 bears interest at a rate that is based on the monthly LIBOR rate plus 4.0% and matures in May 2022.  The Secured Promissory Note due 2022 is secured by the ammonia tank and related systems and is guaranteed by LSB.

EDA may prepay all of the principal amount of the Secured Promissory Note due 2022 from the day following the first anniversary date of the Loan Conversion Date.  A prepayment premium is required from the day following the first anniversary date of the Loan Conversion Date beginning at 1.114% and ending at 0.031%, a month prior to the maturity date.

(F) Maturities of long-term debt for each of the five years after December 31, 2015 are as follows (in thousands):

2016	$22,473
2017	5,526
2018	8,172
2019	480,325
2020	5,507
Thereafter	7,145
Less: Discount and debt issuance costs	8,726
$520,422

10.  Income Taxes

Provisions (benefit) for income taxes are as follows:

	2015	2014	2013
	(In Thousands)
Current:
Federal	$(4,655)	$(1,831)	$(871)
State	(429)	706	756
Total Current	$(5,084)	$(1,125)	$(115)

Deferred:
Federal	$(25,958)	$5,159	$21,975
State	(1,478)	217	2,095
Total Deferred	$(27,436)	$5,376	$24,070
Provisions (benefit) for income taxes	$(32,520)	$4,251	$23,955

The current benefit for federal income taxes shown above includes regular federal income tax after the consideration of permanent and temporary differences between income for GAAP and tax purposes.  The current provision for state income taxes includes regular state income tax and provisions for uncertain income tax positions

The deferred tax provision (benefit) results from the recognition of changes in our prior year deferred tax assets and liabilities, and the utilization of state NOL carryforwards and other temporary differences.  We reduce income tax expense for tax credits in the year they arise and are earned.  At December 31, 2015, our gross amount of the investment tax credits available to offset state income taxes was minimal.  These investment tax credits do not expire and carryforward indefinitely.  The gross amount of federal tax credits was $5.1 million.  These credits carryforward for 20 years and begin expiring in 2034.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

10.  Income Taxes (continued)

We utilized approximately $9.6 million, $5.9 million and $0.1 million of state NOL carryforwards to reduce tax liabilities in 2015, 2014 and 2013, respectively to reduce future tax liabilities.  At December 31, 2015, we have remaining federal and state tax NOL carryforwards of $47.7 million and $85.7 million, respectively, which amounts exclude the NOL carryforwards that are related to unrecognized tax benefits and stock compensation that have not been recognized in accordance with GAAP.  The federal NOL carryforwards begin expiring in 2033 and the state NOL carryforwards began expiring in 2015.

We experienced a cumulative change in ownership of more than 50% over the three year testing period upon the issuance of the preferred stock and warrants on December 4, 2015. Pursuant to Internal Revenue Code Sections 382 and 383, annual use of the net operating losses and tax credits is subject to an estimated limitation of $3.7 million per year.

We considered both positive and negative evidence in our determination of the need for valuation allowances for the deferred tax assets associated with federal and state NOLs and federal credits and in conjunction with the IRC Section 382 limitation and determined that it was more-likely-than-not that NOL’s and credits would be utilized before expiration.  For 2015, 2014 and 2013, we determined it was more-likely-than-not that approximately $34.5 million, $8.1 million and $8.3 million, respectively, of the state NOL carryforwards would not be able to be utilized before expiration and a valuation allowance was maintained for the deferred tax assets associated with these state NOL carryforwards, net of federal benefit of approximately $1.2 million in 2015 and $0.3 million in 2014 and 2013.

When non-qualified stock options (“NSOs”) are exercised, the grantor of the options is permitted to deduct the spread between the fair market value of the stock issued and the exercise price of the NSOs as compensation expense in determining taxable income.  Income tax benefits related to stock-based compensation deductions in excess of the compensation expense recorded for financial reporting purposes are not recognized in earnings as a reduction of income tax expense for financial reporting purposes.  As a result, the stock-based compensation deduction recognized in our income tax return will exceed the stock-based compensation expense recognized in earnings.  The excess tax benefit realized (i.e., the resulting reduction in the current tax liability) related to the excess stock-based compensation tax deduction of $0.6 million in 2015 (none in 2014 and 2013), which is included in the net change in capital in excess of par value rather than an increase in the benefit for income taxes.

In addition, if the grantor of NSOs will not currently reduce its tax liability from the excess tax benefit deduction taken at the time of the taxable event (option exercised) because it has a NOL carryforward that is increased by the excess tax benefit, then the tax benefit should not be recognized until the deduction actually reduces current taxes payable.  The amounts included in the federal and state NOL carryforwards but not reflected in deferred tax assets at December 31, 2015 totaled $3.0 million and $2.9 million, respectively.  At December 31, 2015 and 2014, we had $1.2 million and $1.1 million, respectively of unrecognized federal and state tax benefits resulting from the exercise of NSOs.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

10.  Income Taxes (continued)

Deferred tax assets and liabilities include temporary differences and carryforwards as follows:

	December 31,
	2015	2014
	(In Thousands)
Deferred tax assets
Allowance for doubtful accounts	$722	$823
Asset impairment	—	226
Inventory	2,331	2,447
Deferred compensation	4,525	3,914
Other accrued liabilities	8,084	7,195
Hedging	54	1,218
Net operating loss and tax credit carryforwards	19,769	13,874
Other	6,429	3,700
Total deferred tax assets	41,914	33,397
Less valuation allowance on deferred tax assets	(1,242)	(292)
Net deferred tax assets	$40,672	$33,105

Deferred tax liabilities
Property, plant and equipment	$82,760	$92,962
Prepaid and other insurance reserves	4,904	5,452
Investment in unconsolidated affiliate	—	64
Other	413	551
Total deferred tax liabilities	$88,077	$99,029

Net deferred tax liabilities	$(47,405)	$(65,924)

Consolidated balance sheet classification:
Net current deferred tax assets	$4,774	$17,204
Net noncurrent deferred tax liabilities	(52,179)	(83,128)
Net deferred tax liabilities	$(47,405)	$(65,924)

Net deferred tax liabilities by tax jurisdiction:
Federal	$(43,055)	$(60,696)
State	(4,350)	(5,228)
Net deferred tax liabilities	$(47,405)	$(65,924)

All of our income (loss) before taxes relates to domestic operations.  Detailed below are the differences between the amount of the provision (benefit) for income taxes and the amount which would result from the application of the federal statutory rate to “Income (loss) from continuing operations before provisions (benefit) for income taxes”.

	2015	2014	2013
	(In Thousands)
Provisions (benefit) for income taxes at federal statutory rate	$(27,512)	$3,383	$20,843
State current and deferred income taxes	(2,184)	639	2,462
Energy credit	(2,846)	—	—
Valuation allowance	918	—	—
Other	(896)	229	650
Provisions (benefit) for income taxes	$(32,520)	$4,251	$23,955

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

10.  Income Taxes (continued)

A reconciliation of the beginning and ending amount of uncertain tax positions is as follows:

	2015	2014	2013
	(In Thousands)
Balance at beginning of year	$657	$2,409	$2,292
Additions based on tax positions related to the current year	70	45	97
Additions based on tax positions of prior years	13	367	255
Reductions for tax positions of prior years	(443)	(1,411)	(123)
Settlements	(38)	(753)	(112)
Balance at end of year	$259	$657	$2,409

We expect that the amount of unrecognized tax benefits may change as the result of ongoing operations, the outcomes of audits, and the expiration of statute of limitations.  This change is not expected to have a significant impact on our results of operations or financial condition.  For 2015, 2014, and 2013 there would be no impact on the effective tax rate from unrecognized tax benefits, if recognized.

We record interest related to unrecognized tax positions in interest expense and penalties in operating other expense.  During 2014, we recognized a recovery of $522,000 in interest expense and penalties associated with the reduction of unrecognized tax positions (minimal in 2015).  During 2013, we recognized $133,000 in interest and penalties associated with unrecognized tax benefits.  At December 31, 2015 and 2014, the amounts accrued for interest and penalties were minimal.

LSB and certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions.  With few exceptions, the 2012-2014 years remain open for all purposes of examination by the U.S. Internal Revenue Service (“IRS”) and other major tax jurisdictions.  During 2014, we settled the examination with the IRS for the tax years 2008-2010 with no material changes to our financial position, results of operations and cash flow.

11.  Commitments and Contingencies

Operating Leases - We lease certain PP&E under non-cancelable operating leases.  Future minimum payments on operating leases associated with our continuing operations with initial or remaining terms of one year or more at December 31, 2015, are as follows:

Operating Leases
2016	$6,109
2017	5,855
2018	5,591
2019	5,083
2020	2,406
Thereafter	1,665
Total minimum lease payments	$26,709

Expenses associated with our operating lease agreements, including month-to-month leases, were $9,845,000 in 2015, $7,002,000 in 2014, and $5,898,000 in 2013.  Renewal options are available under certain of the lease agreements for various periods at approximately the existing annual rental amounts.

Purchase and Sales Commitments - We have the following significant purchase and sales commitments.

Covestro agreement – El Dorado Nitric Company and its subsidiaries (“EDN”) and EDC, are party to an agreement (the “Covestro Agreement”) with Covestro AG, formerly Bayer MaterialScience LLC (“Covestro”).  EDN operates the nitric acid plant (the “Baytown Facility”) located within Covestro’s chemical manufacturing complex.  Under the terms of the Covestro Agreement, Covestro purchases from EDN all of Covestro’s requirements for nitric acid for use in Covestro’s chemical manufacturing complex

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

11.  Commitments and Contingencies (continued)

located in Baytown, Texas that provides a pass-through of certain costs plus a profit.  In addition, EDN is responsible for the maintenance and operation of the Baytown Facility.  If there is a change in control of EDN, Covestro has the right to terminate the Covestro Agreement upon payment of certain fees to EDN.  The Covestro Agreement expires in June 2021, with options for renewal.

Ammonia supply agreement – On November 2, 2015, EDC and Koch Fertilizer, LLC (“Koch Fertilizer”) entered into an ammonia purchase and sale agreement under which Koch Fertilizer agrees to purchase, with minimum purchase requirements, the ammonia that (a) will be produced at the El Dorado Facility and (b) that is in excess of El Dorado’s needs.  The initial term of the agreement is for three years, which term begins once the new ammonia plant is completed, and automatically continues for one or more additional one-year terms unless terminated by either party by delivering a notice of termination at least nine months prior to the end of term in effect.  However, if the new ammonia plant is not in production by July 31, 2016, either party may provide notice of termination on or before October 31, 2016.

UAN supply agreement – One or our subsidiaries, Pryor Chemical Company (“PCC”), is party to a contract with Koch Nitrogen Company, LLC (“Koch Nitrogen”) under which Koch Nitrogen agrees to purchase and distribute at market prices substantially all of the urea ammonium nitrate (“UAN”) produced at the Pryor Facility through June 30, 2016, but either party has an option to terminate the agreement pursuant to the terms of the contract (PCC’s required notice of termination is three months and Koch Nitrogen’s required notice of termination is six months).

Ammonia purchase agreement – EDC is party to an ammonia purchase agreement, as amended, with Koch Nitrogen International Sarl (“Koch”), under which Koch agrees to supply certain of the El Dorado Facility’s ammonia requirements.  Under an amended agreement, the El Dorado Facility will purchase a majority of its ammonia requirement from Koch through the earlier of December 31, 2016 or the date on which the new ammonia plant comes on stream at the El Dorado Facility.

Natural gas gathering agreements – Zena owns an approximately 12% working interest in certain natural gas properties but is not the operator of these properties.  The operator of the natural gas wells developed on these properties has contractually agreed to deliver a minimum daily quantity of natural gas to a certain gathering and pipeline system through December 2026 to ensure capacity availability on that system.  This gathering agreement effectively requires a daily minimum demand charge.  As a result, Zena’s proportionate share of the annual minimum demand charges is approximately $1.8 million for each of the next five years and approximately $3.9 million thereafter for a total of approximately $12.9 million.

Other purchase and sales commitments - See Note 12 – Derivatives, Hedges, Financial Instruments and Carbon Credits for our commitments relating to derivative contracts and carbon credits at December 31, 2015.  During 2015, certain subsidiaries entered into contracts to purchase natural gas for anticipated production needs at certain of our facilities.  Since these contracts are considered normal purchases because they provide for the purchase of natural gas that will be delivered in quantities expected to be used over a reasonable period of time in the normal course of business and are documented as such, these contracts are exempt from the accounting and reporting requirements relating to derivatives.  At December 31, 2015, our natural gas contracts, which are exempt from mark-to-market accounting, included the firm purchase commitments of approximately 5.1 million MMBtu of natural gas.  These contracts extend through December 2016 at a weighted-average cost of $2.91 per MMBtu ($14.9 million) and a weighted-average market value of $2.47 per MMBtu ($12.7 million).  In addition, we had standby letters of credit outstanding of approximately $2.8 million at December 31, 2015.  We also had deposits from customers of $2.1 million for forward sales commitments at December 31, 2015.

Termination of Sales Commitment - Ammonium nitrate supply agreement—Pursuant to a long-term cost-plus supply agreement, EDC agreed to supply Orica International Pte Ltd (“Orica”) with an annual minimum of 240,000 tons of industrial grade ammonium nitrate (“AN”) produced at our El Dorado Facility. The agreement includes a provision for Orica to pay for product not taken. The agreement also includes a required notice of termination of one year, with the termination date to be no sooner than April 9, 2015. On March 31, 2014, EDC sent to Orica the required one-year notice that EDC would not renew the agreement.  As a result, the agreement was terminated on April 9, 2015.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

11.  Commitments and Contingencies (continued)

Wastewater Pipeline Operating Agreement – EDC is party to an operating agreement for the right to use a pipeline to dispose its wastewater. EDC is contractually obligated to pay a portion of the operating costs of the pipeline, which portion is estimated to be $100,000 to $150,000 annually.  The initial term of the operating agreement is through December 2053.

Performance and Payment Bonds – We are contingently liable to sureties in respect of certain insurance bonds issued by the sureties in connection with certain contracts entered into by certain subsidiaries in the normal course of business.  These insurance bonds primarily represent guarantees of future performance of our subsidiaries.  As of December 31, 2015, we have agreed to indemnify the sureties for payments, up to $12.4 million, made by them in respect of such bonds.  All of these insurance bonds are expected to expire or be renewed in 2016.

Employment and Severance Agreements - We have employment and severance agreements with several of our officers. The agreements, as amended, provide for annual base salaries, bonuses and other benefits commonly found in such agreements. In the event of termination of employment due to a change in control (as defined in the agreements), the agreements provide for payments aggregating $8.9 million at December 31, 2015.

Legal Matters - Following is a summary of certain legal matters involving the Company:

A. Environmental Matters

Our facilities and operations are subject to numerous federal, state and local environmental laws and to other laws regarding health and safety matters (collectively, the “Environmental and Health Laws”). In particular, the manufacture, production and distribution of chemical products are activities that entail environmental and public health risks and impose obligations under the Environmental and Health Laws, many of which provide for certain performance obligations, substantial fines and criminal sanctions for violations. There can be no assurance that we will not incur material costs or liabilities in complying with such laws or in paying fines or penalties for violation of such laws. The Environmental and Health Laws and related enforcement policies have in the past resulted, and could in the future result, in significant compliance expenses, cleanup costs (for our sites or third-party sites where our wastes were disposed of), penalties or other liabilities relating to the handling, manufacture, use, emission, discharge or disposal of hazardous or toxic materials at or from our facilities or the use or disposal of certain of its chemical products.  Further, a number of our chemical facilities are dependent on environmental permits to operate, the loss or modification of which could have a material adverse effect on their operations and our financial condition.

Historically, significant capital expenditures have been incurred by our subsidiaries in order to comply with the Environmental and Health Laws, and significant capital expenditures are expected to be incurred in the future. We will also be obligated to manage certain discharge water outlets and monitor groundwater contaminants at our facilities should we discontinue the operations of a facility. We do not operate the natural gas wells where we own a working interest and compliance with Environmental and Health Laws is controlled by others.  We are responsible for our working interest proportionate share of the costs involved.   As of December 31, 2015, our accrued liabilities for environmental matters totaled $439,000 relating primarily to the matters discussed below. It is reasonably possible that a change in the estimate of our liability could occur in the near term.  Also, see discussion in Note 8 – Asset Retirement Obligations.

1. Discharge Water Matters

Each of our manufacturing facilities generates process wastewater, which may include cooling tower and boiler water quality control streams, contact storm water (rain water inside the facility area that picks up contaminants) and miscellaneous spills and leaks from process equipment. The process water discharge, storm-water runoff and miscellaneous spills and leaks are governed by various permits generally issued by the respective state environmental agencies as authorized and overseen by the U.S.

Environmental Protection Agency (the “EPA”). These permits limit the type and amount of effluents that can be discharged and control the method of such discharge. The following are discharge water matters in relation to the respective state discharge water permits.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

11.  Commitments and Contingencies (continued)

Our facility located in Pryor, Oklahoma (the “Pryor Facility”) holds a permit to inject wastewater into an on-site well that is valid until 2018.  The Oklahoma Department of Environmental Quality (“ODEQ”) has indicated that the permit may not be renewed and PCC may have to find an alternative means of disposal after the permit expires.  PCC is continuing to discuss disposal possibilities both internally and with the ODEQ.

The El Dorado Facility is subject to a state National Pollutant Discharge Elimination System (“NPDES”) discharge water permit issued by the Arkansas Department of Environmental Quality (“ADEQ”).  The El Dorado Facility is currently operating under an NPDES discharge water permit, which became effective in 2004.  In 2010, a preliminary draft of a discharge water permit renewal for the El Dorado Facility, which contains more restrictive limits, was issued by the ADEQ.

EDC believes that the El Dorado Facility has generally demonstrated its ability to comply with applicable ammonia and nitrate permit levels, but has, from time to time, had difficulty meeting the more restrictive dissolved minerals permit levels, primarily related to storm-water runoff.  We do not believe this matter regarding meeting the permit requirements as to the dissolved minerals is a continuing issue for the process wastewater as the result of the El Dorado Facility disposing its wastewater (beginning in September 2013) via a pipeline constructed by the City of El Dorado, Arkansas.  We believe that the issue with the storm-water runoff should be resolved if and when the ADEQ issues a new NPDES discharge water permit, which we have been advised that the ADEQ is currently processing.

During 2012, EDC paid a penalty of $100,000 to settle an administrative complaint issued by the EPA, and thereafter handled by the U.S. Department of Justice (“DOJ”), relating to certain alleged violations through 2010 of EDC’s 2004 NPDES discharge water permit. The DOJ advised that action would also be taken for alleged violations occurring after 2010. As of the date of this report, no action has been filed by the DOJ against EDC.  As a result, the cost (or range of costs) cannot currently be reasonably estimated regarding this matter.  Therefore, no liability has been established at December 31, 2015.

In addition, the El Dorado Facility is currently operating under a consent administrative order (the “CAO”) that recognizes the presence of nitrate contamination in the shallow groundwater. The 2006 CAO required EDC to continue semiannual groundwater monitoring, to continue operation of a groundwater recovery system and to submit a human health and ecological risk assessment to the ADEQ relating to the El Dorado Facility.  The risk assessment was submitted in August 2007. In February 2015, the ADEQ stated that El Dorado Chemical was meeting the requirements of the CAO and should continue semi-annual monitoring. The final remedy for shallow groundwater contamination, should any remediation be required, will be selected pursuant to a new consent administrative order and based upon the risk assessment. The cost of any additional remediation that may be required will be determined based on the results of the investigation and risk assessment, of which cost (or range of costs) cannot currently be reasonably estimated.  Therefore, no liability has been established at December 31, 2015, in connection with this matter.

2. Air Matters

One of our subsidiaries, PCC has been advised that the ODEQ is conducting an investigation into whether the chemical production facility located in Pryor, Oklahoma is in compliance with certain rules and regulations of the ODEQ and whether PCC’s reports of certain air emissions primarily in 2011 were intentionally reported incorrectly to the ODEQ.  PCC has cooperated with the ODEQ in connection with this investigation. As of December 31, 2015, we are not aware of any recommendations made or to be made by the ODEQ with respect to legal action to be taken or recommended as a result of this ongoing investigation.

3. Other Environmental Matters

During 2013, the EPA conducted a risk management inspection of our Cherokee Facility.  During 2014, our Cherokee Facility received a notice of violation from the EPA as a result of the inspection, which listed eleven alleged violations.  Our Cherokee Facility has provided the EPA with written responses.  During May 2015, our Cherokee Facility received a settlement letter from the EPA, which terms have been accepted by the Cherokee Facility, and we are awaiting the final consent decree from the EPA.  Under the proposed settlement agreement, we agreed to pay a penalty in the form of providing approximately $100,000 to purchase emergency response equipment for the local first responders plus a civil penalty to the EPA of approximately $26,000.  A final consent decree to settle this matter was issued and signed by CNC in December 2015.  The consent decree will become final upon signing by the EPA and filing with the court.  As a result, we have accrued for the amount of this settlement, which is included in our accrued liabilities for environmental matters discussed above.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

11.  Commitments and Contingencies (continued)

In 2002, two of our subsidiaries sold substantially all of their operating assets relating to a Kansas chemical facility (the “Hallowell Facility”) but retained ownership of the real property.  Even though we continued to own the real property, we did not assess our continuing involvement with our former Hallowell Facility to be significant and therefore accounted for the sale as discontinued operations.  Our subsidiary retained the obligation to be responsible for, and perform the activities under, a previously executed consent order to investigate the surface and subsurface contamination at the real property and develop a corrective action strategy based on the investigation.  In addition, certain of our subsidiaries agreed to indemnify the buyer of such assets for these environmental matters. Based on the assessment discussed above, we account for transactions associated with the Hallowell Facility as discontinued operations.

As the successor to a prior owner of the Hallowell Facility, Chevron Environmental Management Company (“Chevron”) has agreed in writing, within certain limitations, to pay and has been paying one-half of the costs of the investigation and interim measures relating to this matter as approved by the Kansas Department of Health and Environment (the “KDHE”), subject to reallocation.

Our subsidiary and Chevron are pursuing with the state of Kansas, including the KDHE, a corrective action strategy relating to the Hallowell Facility.  This strategy currently includes long-term surface and groundwater monitoring to track the natural decline in contamination. During 2014, the KDHE approved a corrective action study work plan and will consider and recommend restoration or replacement pursuant to the work plan and/or whether to seek compensation in its evaluation.  Currently, it is unknown what remediation and damages the KDHE may require, if any, but it is reasonably possible that certain remediation activities could be required to begin in 2016.  The ultimate required remediation, if any, is currently unknown.  Our subsidiary and Chevron have retained an environmental consultant to perform the corrective action study work plan as to the appropriate method to remediate the Hallowell Facility. The resulting study was submitted to the KDHE for review.  We are advised by our consultant that until the study is completed there is not sufficient information to develop a meaningful and reliable estimate (or range of estimate) as to the cost of the remediation. We accrued our allocable portion of costs primarily for the additional testing, monitoring and risk assessments that could be reasonably estimated, which is included in our accrued liabilities for environmental matters discussed above. The estimated amount is not discounted to its present value.  As more information becomes available our estimated accrual will be refined.

B. Other Pending, Threatened or Settled Litigation

In April 2013, an explosion and fire occurred at the West Fertilizer Co. (“West Fertilizer”) located in West, Texas, causing death, bodily injury and substantial property damage.  West Fertilizer is not owned or controlled by us, but West Fertilizer was a customer of EDC, purchasing AN from EDC from time to time. LSB and EDC received letters from counsel purporting to represent subrogated insurance carriers, personal injury claimants and persons who suffered property damages informing LSB and EDC that their clients are conducting investigations into the cause of the explosion and fire to determine, among other things, whether AN manufactured by EDC and supplied to West Fertilizer was stored at West Fertilizer at the time of the explosion and, if so, whether such AN may have been one of the contributing factors of the explosion.  Initial lawsuits filed named West Fertilizer and another supplier of AN as defendants.  In 2014, EDC and LSB were named as defendants, together with other AN manufacturers and brokers that arranged the transport and delivery of AN to West Fertilizer, in the case styled City of West, Texas v CF Industries, Inc., et al, in the District Court of McLennan County, Texas. The plaintiffs allege, among other things, that LSB and EDC were negligent in the production and marketing of fertilizer products sold to West Fertilizer, resulting in death, personal injury and property damage.  EDC retained a firm specializing in cause and origin investigations with particular experience with fertilizer facilities, to assist EDC in its own investigation.  LSB and EDC placed its liability insurance carrier on notice, which carrier is handling the defense for LSB and EDC concerning this matter.  Our product liability insurance policies have aggregate limits of general liability totaling $100 million, with a self-insured retention of $250,000.  In August 2015, the trial court dismissed plaintiff’s negligence claims against us and EDC based on a duty to inspect, but allowed the plaintiffs to proceed on claims for design defect and failure to warn.  Subsequently, we and EDC have entered into a confidential settlement agreements with several plaintiffs that had claimed wrongful death and bodily injury.  A portion of this settlement was paid by the insurer during 2015 and in January 2016.  While these settlements resolve the claims of what we believe were the highest risk cases in this matter for us, we continue to be party to litigation related to this explosion by other plaintiffs, in addition to indemnification or defense obligations we may have to other defendants.  We intend to continue to defend these lawsuits vigorously and we are unable to estimate a possible range of loss at this time if there is an adverse outcome in this matter as to EDC.  As of December 31, 2015, no liability reserve has been established in connection with this matter, except for the unpaid portion of the settlement agreement discussed above, but we have incurred professional fees up to our self-insured retention amount.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

11.  Commitments and Contingencies (continued)

In May of 2015, our subsidiary, EDC, was sued in the matter styled BAE Systems Ordinance Systems, Inc. (“BAE”), et al. vs. El Dorado Chemical Company, in the United States District Court, Western District of Arkansas, for an alleged breach of a supply agreement to provide BAE certain products.  It is EDC’s position, among other things, that its inability to deliver to BAE was due to a force majeure event caused by a fire and explosion at EDC’s nitric acid plant, and that a force majeure clause in the supply agreement therefore excuses EDC’s performance under the supply agreement.  BAE’s pre-litigation demand indicated a claim of approximately $18 million.  EDC intends to vigorously defend this matter.  The cost (or range of costs), if any, EDC would incur relating to this matter cannot currently be reasonably estimated.  Therefore, no liability has been established at December 31, 2015.

In September 2015, a case styled Dennis Wilson vs. LSB Industries, Inc., et al., was filed in the United States District Court for the Southern District of New York.  The plaintiff purports to represent a class of our shareholders and asserts that we violated federal securities laws by allegedly making material misstatements and omissions about delays and cost overruns at our El Dorado Chemical Company manufacturing facility and about our financial well-being and prospects.  The lawsuit, which also names certain current and former officers, seeks an unspecified amount of damages.  Given the uncertainty of litigation, the preliminary stage of the case, and the legal standards that must be met for, among other things, class certification and success on the merits, we cannot estimate the reasonably possible loss or range of loss that may result from this action.

In September 2015, we and El Dorado Ammonia L.L.C (“EDA”) received formal written notice from Global Industrial, Inc. (“Global”) of Global’s intention to assert mechanic liens for labor, service, or materials furnished under certain subcontract agreements for the improvement of the new ammonia plant at our El Dorado Facility.  Global is a subcontractor of Leidos Constructors, LLC (“Leidos”), the general contractor for EDA for the construction for the ammonia plant.  Leidos terminated the services of Global with respect to their work performed at our El Dorado Facility in July 2015 and Global claims it is entitled to payment for certain work prior to its termination in the sum of approximately $18 million.  Leidos reports that it made an estimated $6 million payment to Global on or about September 11, 2015, and EDA paid Leidos approximately $3.5 million relating to work performed by subcontractors of Global.  Leidos has not approved certain payments to Global pending the result of on-going audits and investigation undertaken to quantify the financial impact of Global’s work.  EDA intends to monitor the Leidos audit, and conduct its own investigation, in an effort to determine whether any additional payment should be released to Global for any work not in dispute.  LSB and EDA intend to pursue recovery of any damage or loss caused by Global’s work performed at our El Dorado Facility. In January 2016, El Dorado, Leidos and Global reached an agreement whereby the approximately $3.6 million claims of Leidos’ remaining unpaid subcontracts, vendors and suppliers will be paid (and these suppliers and subcontractors will in turn issue releases of their respective claims and liens.  In addition, Global will reduce the value of its claim as against Leidos, and its lien amount as against the Project by a like amount. After all such lower tier supplier and subcontractors are satisfied, the Global claim and lien amount will be reduced to approximately $5 million. No liability has been established in connection with the remaining $5.0 million claim.  In addition, LSB and EDA intend to pursue recovery of any damage or loss caused by Global’s work performed at our El Dorado Facility.

We are also involved in various other claims and legal actions.  It is possible that the actual future development of claims could be different from our estimates but, after consultation with legal counsel, we believe that changes in our estimates will not have a material effect on our business, financial condition, results of operations or cash flows.

12.  Derivatives, Hedges, Financial Instruments and Carbon Credits

Periodically, we have three classes of contracts that are accounted for on a fair value basis, which are commodities futures/forward contracts (“commodities contracts”), foreign exchange contracts and interest rate contracts as discussed below.  All of these contracts are used as economic hedges for risk management purposes but are not designated as hedging instruments.  In addition as discussed below, we are issued climate reserve tonnes (“carbon credits”), of which a certain portion of the carbon credits are to be sold and the proceeds given to Covestro.  The assets for carbon credits are accounted for on a fair value basis as discussed below.  Also, the contractual obligations to give the related proceeds to Covestro are accounted for on a fair value basis (as discussed below) unless we enter into a firm sales commitment to sell the carbon credits as discussed in Note 1 – Summary of Significant Accounting Policies.  In addition, certain embedded features (“embedded derivative”) included in the Series E Redeemable Preferred required bifurcation and are discussed Note 13.  The valuations of these assets and liabilities were determined based on quoted market prices or, in instances where market quotes are not available, other valuation techniques or models used to estimate fair values.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

12.  Derivatives, Hedges, Financial Instruments and Carbon Credits (continued)

The valuations of contracts classified as Level 1 are based on quoted prices in active markets for identical contracts.  The valuations of contracts classified as Level 2 are based on quoted prices for similar contracts and valuation inputs other than quoted prices that are observable for these contracts.  At December 31, 2015 and 2014, the valuations of contracts classified as Level 2 related to certain futures/forward natural gas contracts, a foreign exchange contract, an interest rate swap contract and an embedded derivative.  For the natural gas contracts, these contracts are valued using the prices pursuant to the terms of the contracts and using market information for futures/forward natural gas prices.  At December 31, 2015, the valuation inputs included the contractual weighted-average cost of $2.35 per MMBtu and the estimated weighted-average market value of $2.35 per MMBtu.

For foreign exchange contracts, these contracts are valued using the foreign currency exchange rates pursuant to the terms of the contract and using market information for foreign currency exchange rates. The valuation inputs included the total contractual exchange rate of 1.12 and the total estimated market exchange rate of 1.09 (U.S. Dollar/Euro). For interest rate swap contracts, we utilize valuation software and market data from a third-party provider. These contracts are valued using a discounted cash flow model that calculates the present value of future cash flows pursuant to the terms of the contracts and using market information for forward interest-rate yield curves.  At December 31, 2015, the valuation inputs included the contractual weighted-average pay rate of 3.23% and the estimated market weighted-average receive rate of 0.61%.  For the embedded derivative, the derivative is valued using the underlying number of shares as defined in the terms of the Series E Redeemable Preferred and the market price of our common stock.  At December 31, 2015, the valuation inputs included the market price of our common stock, which was $7.25 per share.  No valuation input adjustments were considered necessary relating to nonperformance risk for the contracts as discussed above.

The valuations of assets and liabilities classified as Level 3 are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  At December 31, 2015 and 2014, the valuations ($2.35 and $2.50 per carbon credit, respectively) of the carbon credits and the contractual obligations associated with these carbon credits are classified as Level 3 and are based on the most recent sales transaction and reevaluated for market changes, if any, and on the range of ask/bid prices obtained from a broker adjusted for minimal market volume activity, respectively.  The valuations are using undiscounted cash flows based on management’s assumption that the carbon credits would be sold and the associated contractual obligations would be extinguished in the near term.  In addition, no valuation input adjustments were considered necessary relating to nonperformance risk for the carbon credits or the associated contractual obligations.

Commodities Contracts

Raw materials for use in our manufacturing processes include natural gas and platinum.  As part of our raw material price risk management, we periodically enter into futures/forward contracts for these materials, which contracts may be required to be accounted for on a mark-to-market basis.  At December 31, 2015, our futures/forward natural gas contracts included 1,820,000 MMBtu of natural gas, extend through December 2016 (includes contractual costs indexed to future NYMEX prices) at a weighted-average cost of $2.35 per MMBtu.  At December 31, 2014, our futures/forward natural gas contracts (accounted for on a mark-to-market basis) included approximately 8,279,000 MMBtu of natural gas, extend through June 2016 at a weighted-average cost of $3.24 per MMBtu.  At December 31, 2015, we did not have any futures/forward platinum contracts.  At December 31, 2014, our futures/forward platinum contracts included 3,000 ounces of platinum, extended through April 2015 at a weighted-average cost of $1,224.26 per ounce.  The cash flows relating to these contracts are included in cash flows from continuing operating activities.

Foreign Exchange Contracts

One of our subsidiaries purchases industrial machinery and related components from vendors outside of the United States.  As part of our foreign currency risk management, we periodically enter into foreign exchange contracts, which set the U.S. Dollar/Euro exchange rates.  At December 31, 2015, our foreign exchange contract was for the receipt of approximately 280,000 Euros through February 2017 at the contractual exchange rate of 1.12 (U.S. Dollar/Euro.  At December 31, 2014, our foreign exchange contract was for the receipt of approximately 819,000 Euros through May 2015 at the contractual exchange rate of 1.27 (U.S. Dollar/Euro.  These contracts are free-standing derivatives and are accounted for on a mark-to-market basis.  The cash flows relating to these contracts are included in cash flows from continuing operating activities.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

12.  Derivatives, Hedges, Financial Instruments and Carbon Credits (continued)

Interest Rate Contracts

As part of our interest rate risk management, we periodically purchase and/or enter into various interest rate contracts.  In February 2011, we entered into an interest rate swap at no cost, which sets a fixed three-month LIBOR rate of 3.23% on a declining balance (from $23.8 million to $18.8 million) for the period beginning in April 2012 through March 2016.  This contract is a free-standing derivative and is accounted for on a mark-to-market basis.  During each of the three years ended December 31, 2015, no cash flows occurred relating to the purchase or sale of interest rate contracts.  The cash flows associated with the interest rate swap payments are included in cash flows from continuing operating activities.

Carbon Credits and Associated Contractual Obligation

Periodically, we are issued carbon credits by the Climate Action Reserve in relation to a greenhouse gas reduction project (“Project”) performed at the Baytown Facility.  Pursuant to the terms of the agreement with Covestro, a certain portion of the carbon credits are to be used to recover the costs of the Project, and any balance thereafter to be allocated between Covestro and EDN.  We have no obligation to reimburse Covestro for their costs associated with the Project, except through the transfer or sale of the carbon credits when such credits are issued to us.  The assets for carbon credits are accounted for on a fair value basis and the contractual obligations associated with these carbon credits are also accounted for on a fair value basis (unless we enter into a sales commitment to sell the carbon credits).  At December 31, 2015 and 2014, we had approximately 495,000 and 1,112,000 carbon credits, respectively, all of which were subject to contractual obligations.  The cash flows associated with the carbon credits and the associated contractual obligations are included in cash flows from continuing investing activities.

Embedded Derivative

As discussed in Note 13, the Series E Redeemable Preferred included the embedded derivative that required bifurcation.  At December 31, 2015 the fair value of the embedded derivative was based on the equivalent of 456,225 shares of our commons stock at $7.25 per share.

The following details our assets and liabilities associated with continuing operations that are measured at fair value on a recurring basis at December 31, 2015 and 2014:

		Fair Value Measurements at December 31, 2015 Using
Description	Total Fair Value at December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value at December 31, 2014
	(In Thousands)
Assets - Supplies, prepaid items and other:
Commodities contracts (1)	$195	$—	$195	$—	$—
Carbon credits	1,154	—	—	1,154	2,779
Total	$1,349	$—	$195	$1,154	$2,779

Liabilities - Current and noncurrent accrued and other liabilities:
Commodities contracts (1)	$202	$—	$202	$—	$2,169
Contractual obligations - carbon credits	1,154	—	—	1,154	2,779
Embedded derivative	3,308	—	3,308	—	—
Interest rate contracts	126	—	126	—	671
Foreign exchange contracts	6	—	6	—	44
Total	$4,796	$—	$3,642	$1,154	$5,663

(1)

The $195,000 is subject to an agreement that allows net settlement of contracts; however, we have chosen to present the fair values of our commodities contracts under master netting agreements using a gross fair value presentation.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

12.  Derivatives, Hedges, Financial Instruments and Carbon Credits (continued)

None of our assets or liabilities measured at fair value on a recurring basis transferred between Level 1 and Level 2 classifications for the periods presented below except for certain futures/forward natural gas contracts (an asset with an estimated fair value of $31,000 at December 31, 2013) that were transferred from Level 1 to Level 2 since a portion of these contracts were expected to be settled on dates that quoted prices were not available. As a result, we are utilizing observable market data other than quoted prices to value these contracts. The classification transfer of the contracts was deemed to occur in the first quarter of 2014.  In addition, the following is a reconciliation of the beginning and ending balances for assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Assets			Liabilities
	2015	2014	2013	2015	2014	2013
	(In Thousands)
Beginning balance	$2,779	$1,284	$91	$(2,779)	$(1,284)	$(91)
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—

Total realized and unrealized gains (losses) included in continuing operating results	2,351	3,089	1,233	(1,447)	(2,799)	(1,233)
Purchases	—	—	—	—	—	—
Issuances	—	—	—	—	—	—
Sales	(3,976)	(1,594)	(40)	—	—	—
Settlements	—	—	—	3,072	1,304	40
Ending balance	$1,154	$2,779	$1,284	$(1,154)	$(2,779)	$(1,284)

Total gains (losses) for the period included in continuing operating results attributed to the change in unrealized gains or losses on assets and liabilities still held at the reporting date	$1,143	$2,110	$1,193	$(1,143)	$(2,110)	$(1,193)

Net gains (losses) included in continuing operating results and the statement of operations classifications are as follows:

	2015	2014	2013
	(In Thousands)
Total net gains (losses) included in continuing operating results:
Cost of sales - Undesignated commodities contracts	$(3,376)	$(947)	$31
Cost of sales - Undesignated foreign exchange contracts	(72)	(49)	—
Other income - Carbon credits	3,663	3,089	1,233
Other expense - Contractual obligations relating to carbon credits	(2,759)	(2,799)	(1,233)
Non-operating other expense - embedded derivative	(520)	—	—
Interest expense - Undesignated interest rate contracts	(47)	(71)	(33)
Total net losses included in continuing operating results	$(3,111)	$(777)	$(2)

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

12.  Derivatives, Hedges, Financial Instruments and Carbon Credits (continued)

At December 31, 2015 and 2014, we did not have any financial instruments with fair values significantly different from their carrying amounts (which excludes issuance costs, if applicable), except for the 7.75% Senior Secured Notes as shown below.

	2015		2014
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(In Thousands)
7.75% Senior Secured Notes (1)	$425	$355	$425	$442

(1)	Based on a quoted price of 83.65 at December 31, 2015 and 104 at December 31, 2014.

The Senior Secured Notes valuations are classified as Level 2.  In addition, the valuation of the 12% Senior Secured Notes is also classified as Level 2.  The valuations of our other long-term debt agreements are classified as Level 3 and are based on valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  The fair value measurement of our 12% Senior Secured Notes are valued utilizing the current estimated yield of our 7.75% Senior Secured Notes which have similar terms.  The fair value measurements of our other long-term debt agreements are valued using a discounted cash flow model that calculates the present value of future cash flows pursuant to the terms of the debt agreements and applies estimated current market interest rates.  The estimated current market interest rates are based primarily on interest rates currently being offered on borrowings of similar amounts and terms.  In addition, no valuation input adjustments were considered necessary relating to nonperformance risk for our debt agreements.  The fair value of financial instruments is not indicative of the overall fair value of our assets and liabilities since financial instruments do not include all assets, including intangibles, and all liabilities. Also see discussions concerning certain assets and liabilities initially accounted for on a fair value basis under Note 8 – Asset Retirement Obligations.

13.  Securities Financing Including Redeemable Preferred Stocks

Securities Purchase Agreement Including Redeemable Preferred Stocks

On December 4, 2015, LSB entered into a securities purchase agreement (the “Securities Purchase Agreement”) with, LSB Funding LLC, a Delaware limited liability company (the “Purchaser”), and Security Benefit Corporation, a Kansas corporation (the “Purchaser Guarantor”) both of which are unrelated third parties, pursuant to which LSB agreed to sell to the Purchaser, in a private placement (the “Private Placement”) exempt from registration under the Securities Act,

•	$210,000,000 of the Series E Redeemable Preferred,
•

warrants to purchase 4,103,746 shares of common stock, par value $0.10, which is equal to 17.99% of the outstanding shares of our common stock before the completion of the Private Placement (the “Warrants”), and

•

one share of Series F redeemable Class C preferred stock (the “Series F Redeemable Preferred,” and together with the Series E Redeemable Preferred and the Warrants, the “Securities”). The Private Placement closed on December 4, 2015 (the “Closing Date”).

In connection with the closing of the Private Placement (the “Closing”), LSB entered into

•

the Certificate of Designations setting forth the rights, preferences, privileges and restrictions applicable to the Series E Redeemable Preferred, as filed with the Secretary of State of the State of Delaware (the “Series E COD”);

•

the Certificate of Designations setting forth the rights, preferences, privileges and restrictions applicable to the Series F Redeemable Preferred, as filed with the Secretary of State of the State of Delaware (the “Series F COD”);

•	a Registration Rights Agreement by and between LSB and LSB Funding (the “Registration Rights Agreement Notes”); and
•

an Amendment to Renewed Rights Agreement, (the “Rights Agreement Amendment”), which amended the Renewed Rights Agreement by and between LSB and UMB Bank, n.a., as rights agent (“UMB”), dated as of December 4, 2008 (the “Renewed Rights Agreement”)

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

13.  Securities Financing Including Redeemable Preferred Stocks (continued)

The Series E and Series F Redeemable Preferred and Warrants were recorded at fair value upon issuance, net of issuance costs or discounts.  The valuations are classified as (Level 3).  The Warrants were valued based on a Black-Scholes-Merton option pricing model and a Finnerty model to determine the estimated discount for lack of marketability resulting in an estimated fair of $22.3 million.  The Series E Redeemable Preferred was valued at an estimated fair value of $187.7 million, with discounted cash flow models that calculates the present value of future cash flows using possible redemption scenarios and using published market yields for publicly traded unsecured fixed income securities with a similar credit ratings. No valuation input adjustments were considered necessary relating to the nonperformance risk for the Warrants or Series E Redeemable Preferred. Based on the terms of the Series F Redeemable Preferred, we determined that this share had minimal economic value. See additional discussion below under Series E Redeemable Preferred relating to the bifurcation of certain embedded derivatives.

Series E Redeemable Preferred

The Series E COD authorizes 210,000 shares of Series E Redeemable Preferred. With respect to the distribution of assets upon liquidation, dissolution or winding up of LSB, whether voluntary or involuntary, the Series E Redeemable Preferred ranks (i) senior to the common stock, the Series B 12% Cumulative Convertible Preferred Stock, the Series D 6% Cumulative Convertible Class C Preferred Stock, the Series 4 Junior Participating Class C Preferred Stock and any other class or series of stock of LSB (other than Series E Redeemable Preferred) that ranks junior to the Series E Redeemable Preferred either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation (the “Junior Stock”); (ii) on a parity with the other shares of Series E Redeemable Preferred and any other class or series of stock of LSB (other than Series E Redeemable Preferred) created after the date of the Series E COD (that specifically ranks pari passu to the Series E Redeemable Preferred) and (iii) junior to any other class or series of stock of LSB created after the date of the Series E COD that specifically ranks senior to the Series E Redeemable Preferred.

The Series E Redeemable Preferred has a 14% annual dividend rate and a participating right in dividends and liquidating distributions equal to 456,225 shares of common stock, which is equal to 2% of LSB’s outstanding common stock before the transaction was completed. Generally, the holders of the Series E Redeemable Preferred Shares (the “Series E Holders”) will not have any voting rights or powers, and consent of the Series E Holders will not be required for taking of any action by LSB. However, the Series E Holders’ consent is required for

•	amendments to increase or decrease the authorized amount of Series E Redeemable Preferred,
•	the creation or increase of any shares of any class or series of capital stock of LSB ranking pari passu with or senior to the Series E Redeemable Preferred, or
•	any amendment that adversely affect the powers, preferences or special rights of the Series E Redeemable Preferred.

Dividends accrue semi-annually in arrears and are compounded.  Dividends are payable only when and if declared by the Board of Directors (the “Board”).

Additionally, LSB must declare a dividend on the Series E Redeemable Preferred on a pro rata basis with the common stock. As long as LSB Funding holds at least 10% of the Series E Redeemable Preferred, LSB may only declare dividends on Junior Stock unless and until dividends have been declared and paid on the Series E Redeemable Preferred for the then current dividend period in cash. The Series E Redeemable Preferred has a liquidation preference per share of $1,000 plus accrued and unpaid dividends plus the participation rights value (the “Liquidation Preference”).  The participation rights value is the product of the pro rata number of Series E Redeemable Preferred shares being redeemed and the price of our common stock as of such date.

At any time on or after August 2, 2019, each Series E Holder has the right to elect to have such holder’s shares redeemed by LSB at a redemption price per share equal to the Liquidation Preference of such share as of the redemption date. Additionally, LSB, at its option, may redeem the Series E Redeemable Preferred at any time at a redemption price per share equal to the Liquidation Preference of such share as of the redemption date. Lastly, with receipt of (i) prior consent of the electing Series E holder or a majority of shares of Series E Redeemable Preferred and (ii) all other required approvals, including under any principal U.S. securities exchange on which our common stock is then listed for trading, LSB can redeem the Series E Redeemable Preferred by the issuance of shares of common stock having an aggregate common stock price equal to the amount of the aggregate Liquidation Preference of such shares being redeemed in shares of common stock in lieu of cash at the redemption date.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

13.  Securities Financing Including Redeemable Preferred Stocks (continued)

In the event of liquidation, the Series E Redeemable Preferred is entitled to receive its Liquidation Preference before any such distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other Junior Stock. In the event of a change of control, the Company must make an offer to purchase all of the shares of Series E Redeemable Preferred outstanding.

The Series E Redeemable Preferred is redeemable outside of our control and is therefore classified as temporary/mezzanine equity.  As a result of an analysis performed on the embedded derivatives within the Series E Redeemable Preferred, the redemption features were determined to not be clearly and closely related to the debt-like host and also did not meet any other scope exceptions for derivative accounting.  Therefore, these redemption features are being accounted for as derivative instruments and the fair value of these derivative instruments were bifurcated from the Series E Redeemable Preferred and recorded as a liability.  See discussion in Note 12.

Series F Redeemable Preferred

The Series F COD authorizes one (1) shares of Series F Redeemable Preferred. The Series F Redeemable Preferred has voting rights (the “Series F Voting Rights”) to vote as a single class on all matters which the common stock have the right to vote and is entitled to a number of votes equal to 4,559,971 shares of our common stock, which is equal to 19.99% of the number of outstanding shares of our common stock before the completion of the Private Placement; provided however, the number of votes that may be cast by the Series F Redeemable Preferred will be reduced automatically upon the occurrence of the following specified events:

•	upon any exercise of the Warrants, the Series F Voting Rights shall be reduced by a number of votes equal to the number of shares of our common stock into which the Warrants are exercised,
•

upon the redemption or exchange of each share of Series E for our common stock, the Series F Voting Rights shall be reduced by a number of shares of common stock equal to the amount specified in clauses (i) and (ii) of Participation Rights Value as specified in the Series E COD, and

•

upon (A) expiration of the exercise period set forth in the Warrants or exercise in full of the Warrants and (B) redemption or exchange in full of all shares of Series E Redeemable Preferred for our common stock, cash or otherwise, the Series F Voting Rights shall be reduced to zero.

With respect to the distribution of assets upon liquidation, dissolution or winding up of LSB, whether voluntary or involuntary, the Series F Redeemable Preferred ranks (i) senior to our common stock and (ii) ranks junior to LSB’s Series B 12% Cumulative Convertible Preferred Stock, Series D 6% Cumulative Convertible Class C Preferred Stock, Series 4 Junior Participating Class C Preferred Stock, Series E Redeemable Preferred and any other class or series of stock of LSB after the date of the Series F COD that specifically ranks senior to the Series F Redeemable Preferred.

The Series F Redeemable Preferred will be automatically redeemed by LSB, in whole and not in part, for $0.01 immediately following the date upon which the Series F Voting Rights have been reduced to zero.

In the event of liquidation, the Series F Redeemable Preferred is entitled to receive its liquidation preference of $100 before any such distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other stock junior to the Series F Redeemable Preferred.

	Series E Redeemable Preferred		Series F Redeemable Preferred
	Shares	Amount	Shares	Amount
	(Dollars In Thousands)
Balance at December 31, 2014	—	$—	—	$—
Issuance of redeemable preferred stock, net of discount and issuance costs of $10.6 million	210,000	174,299	1	—
Accretion relating to liquidation preference on preferred stock	—	467	—	—
Accretion for discount and issuance costs on preferred stock	—	219	—	—
Accumulated dividends	—	2,287	—	—
Balance at December 31, 2015	210,000	$177,272	1	$—

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

13.  Securities Financing Including Redeemable Preferred Stocks (continued)

Warrants

In connection with the Closing, LSB issued a Warrant to purchase our common stock (the “Warrant Agreement”) to LSB Funding to purchase 4,103,746 shares of common stock. Each warrant affords the holder the opportunity to purchase one share of common stock at a warrant exercise price of $0.10. The Warrants expire on December 4, 2025.

The number of shares of our common stock for which a Warrant is exercisable, and the exercise price per share of such Warrant are subject to adjustment from time to time pursuant to Section 2 of the Warrant Agreement upon the occurrence of certain events, including the subdivision or combination of common stock or the issuance of a dividend to all holders of our common stock.

Upon the occurrence of certain events constituting a Fundamental Transaction (as defined therein) as a result of which the common stock would be converted into, changed into or exchanged for, stock, securities or other assets (including cash or any combination thereof), each holder of a Warrant will have the right to receive, upon exercise of a Warrant, an amount of securities, stock, securities or other assets received in connection with such event with respect to or in exchange for the number of shares of our common stock for which such Warrant is exercisable immediately prior to such event.

Registration Rights Agreement- Warrants

On December 4, 2015 (the date of closing), LSB entered into a registration rights agreement (the “Registration Rights Agreement-Warrants”) relating to the registered resale of the common stock issuable upon exercise of the Warrants and certain other common stock.  Pursuant to the Registration Rights Agreement-Warrants, we are required to file a registration statement for such registered resale within nine months from the date of closing, to permit the public resale of registrable securities then outstanding from time to time as permitted by Rule 415 under the Securities Act.  We are required to use commercially reasonable efforts to cause the registration statement to become effective as soon as practicable thereafter.

Furthermore, the registration statement must be declared effective within twelve months after the date of closing by filing a post-effective amendment. If the exchange offer is not completed on or prior to the expiration of twelve months from the date of closing, LSB Funding is entitled to liquidated damages of 0.25% of the liquidated damages multiplier (the closing price of LSB’s common stock as of the date of the calculation multiplied by the number of LSB’s common stock issued upon the exercise of the Warrants, and other issuance events if applicable, and held by LSB Funding that may not be disposed of without restriction and without the need for current public pursuant to Rule 144 under the Securities Act) for the first 30 day period immediately following such default and an additional 0.25% with respect to each subsequent 30 day period, up to a maximum increase of 1.00%.  In no event will the aggregate of all liquidated damages exceed 3.0% of the aggregate purchase price (the closing price of LSB’s common stock as of the date of the calculation multiplied by the number of LSB’s common stock issued upon the exercise of the Warrants, and other issuance events if applicable).

If such liquidated damages cannot be paid in cash, because such action would constitute a default under a credit facility or other debt instrument, then payment consisting of as much cash as possible in compliance with the aforementioned conditions would be required.  The balance of any compensatory liquidated damages would be paid in full in the form of the issuance of additional common stock.

In certain circumstances, the warrants’ purchaser(s) may have piggyback registration rights and rights to request an underwritten offering. Such parties will cease to have registration rights on the later of the tenth anniversary of the closing date or the date on which the registrable securities cease to be registrable securities.

Amendment to Renewed Rights Agreement

Pursuant to the Securities Purchase Agreement, on December 4, 2015, LSB and UMB Bank, as rights agent, entered into an amendment to the renewed rights agreement as discussed under “Preferred Share Rights Plan” in Note 14 – Stockholders Equity.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

14.  Stockholders’ Equity

2008 Stock Incentive Plan - During 2014, our stockholders approved an amendment to our Incentive Stock Plan (the “2008 Plan”).  As amended, the total number of shares of our common stock for which awards may be granted under the 2008 Plan is 1,975,000 shares, subject to adjustment.  Under the 2008 Plan, awards may be made to any employee, officer or director of the Company and its affiliated companies.  An award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any affiliate (as defined in the 2008 Plan), subject to certain conditions.  The 2008 Plan is being administered by the compensation and stock option committee (the “Committee”) of our Board.

Our Board or the Committee may amend the 2008 Plan, except that if any applicable statute, rule or regulation requires shareholder approval with respect to any amendment of the 2008 Plan, then to the extent so required, shareholder approval will be obtained.  Shareholder approval will also be obtained for any amendment that would increase the number of shares stated as available for issuance under the 2008 Plan.  Unless sooner terminated by our Board, the 2008 Plan expires on June 5, 2018.

The following may be granted by the Committee under the 2008 Plan:

Stock Options - The Committee may grant either incentive stock options or non-qualified stock options.  The Committee sets option exercise prices and terms, except that the exercise price of a stock option may be no less than 100% of the fair market value, as defined in the 2008 Plan, of the shares on the date of grant.  At the time of grant, the Committee will have sole discretion in determining when stock options are exercisable and when they expire, except that the term of a stock option cannot exceed 10 years.

Stock Appreciation Rights (“SARs”) - The Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the 2008 Plan or on a stand-alone basis.  SARs are the right to receive payment per share of the SAR exercised in stock or in cash equal to the excess of the share’s fair market value, as defined in the 2008 Plan, on the date of exercise over its fair market value on the date the SAR was granted.  Exercise of a SAR issued in tandem with stock options will result in the reduction of the number of shares underlying the related stock option to the extent of the SAR exercise.

Stock Awards, Restricted Stock, Restricted Stock Units, and Other Awards - The Committee may grant awards of restricted stock, restricted stock units, and other stock and cash-based awards, which may include the payment of stock in lieu of cash (including cash payable under other incentive or bonus programs) or the payment of cash (which may or may not be based on the price of our common stock).

Outside Director Stock Option Plan - In addition to the 2008 Plan discussed above, we have an Outside Director Stock Option Plan (the “Outside Director Plan”).  The Outside Director Plan authorizes the grant of non-qualified stock options to each member of our Board who is not an officer or employee of LSB or its subsidiaries.

The Outside Director Plan also provides that each outside director may elect to receive all or any portion of his or her director fee for services rendered as a director of LSB in shares of LSB’s common stock, provided that the outside director elects to receive shares in payment of his or her director fee each calendar quarter.

Stock Incentive Plans - At December 31, 2015, we have options outstanding under the 2008 Plan as discussed above.  As it relates to stock options, exercise price of the outstanding options granted under the 2008 Plan was equal to the market value of our common stock at the date of grant.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

14.  Stockholders’ Equity (continued)

Amounts disclosed within this note include amounts attributable to our discontinued operations, unless otherwise noted.

The following information relates to our stock option plans:

	December 31, 2015
	2008 Plan	Outside Director Plan
Maximum number of securities for issuance	1,975,000	400,000
Number of awards available to be granted	797,890	278,456
Number of options outstanding (1)	802,780	—
Number of options exercisable (2)	232,925	—

(1)	Includes 211,025 options associated with employees in our discontinued operations.
(2)	Includes 80,240 options associated with employees in our discontinued operations.

In addition to our stock option plans, in 2006 our stockholders approved the grant of 450,000 shares of stock options (the “2006 Options”) to certain Climate Control Business employees.  The exercise price of the 2006 Options is $8.01 per share.  At December 31, 2015, there were 40,000 options outstanding related to the 2006 Options, of which 20,000 are exercisable.

Restricted Stock - On December 31, 2015 the Committee approved the grants under the 2008 Plan of 584,959 shares of restricted stock (“2015 Restricted Stock”) to certain executives, of which a portion of these awards immediately vested as of the grant date.  The non-vested 2015 Restricted Stock carry dividend and voting rights.  Sales of these shares are restricted prior to the date of vesting.  Excluding the shares that immediately vested, the 2015 Restricted Stock vest at the end of each one-year period at the rate of one-third per year for three years.  The fair value of the 2015 Restricted Stock was $4,200,000, or $7.18 per share, which was the market value of our common stock at the date of grant.  Pursuant to the terms of the 2015 Restricted Stock agreements, unvested restricted shares will immediately vest upon the occurrence of a change in control (as defined by agreement), termination without cause or death. In 2015, stock-based compensation expense (SG&A) related to restricted stock was $405,000 (not applicable for 2014 and 2013), which was also the fair value of the restricted stock that vested.  The total income tax benefit related to these grants was approximately $156,000.

The following information relates to our restricted stock:

2015
Shares
Unvested restricted stock outstanding at beginning of year	—
Granted	584,959
Vested	(56,406)
Cancelled or forfeited	—
Unvested restricted stock outstanding at end of year	528,553

Stock-Options - During 2015, the Committee approved the grants under the 2008 Plan of 135,000 shares of stock options (the “2015 Options”) to certain employees, which grants included 5,000 shares of stock options related to discontinued operations.  During 2014, the Committee approved the grants under the 2008 Plan of 489,000 shares of stock options (the “2014 Options”) to certain employees, which grants included 119,000 shares of stock options related to discontinued operations.  The exercise price of the 2015 Options and the 2014 Options was equal to the market value of our common stock at the date of grant.  The 2015 Options and 2014 Options vest at the end of each one-year period at the rate of 16.5% per year for the first five years and the remaining unvested options will vest at the end of the sixth year.  The 2015 Options and the 2014 Options expire in 2025 and 2024, respectively. The fair value for the 2015 Options and the 2014 Options was estimated, using an option pricing model, as of the date of the grant, which date was also the service inception date.  During 2013, the Committee did not grant any awards under the 2008 Plan.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

14.  Stockholders’ Equity (continued)

The fair value for the 2015 Options and the 2014 Options was estimated using a Black-Scholes-Merton option pricing model with the following assumptions:

•	risk-free interest rate based on an U.S. Treasury zero-coupon issue with a term approximating the estimated expected life as of the grant date;
•	a dividend yield based on historical data;
•	volatility factors of the expected market price of our common stock based on historical volatility of our common stock primarily over approximately six years from the date of grant; and
•	a weighted-average expected life of the options based on the historical exercise behavior of these employees and outside director, if applicable.

The following table summarizes information about these granted stock options:

	2015	2014	2013
Weighted-average risk-free interest rate	1.73%	1.83%	N/A
Dividend yield	—	—	N/A
Weighted-average expected volatility	38.32%	45.18%	N/A
Total weighted-average expected forfeiture rate	0.00%	7.88%	N/A
Weighted-average expected life (years)	5.11	5.90	N/A
Total weighted-average remaining vesting period in years (1)	6.53	5.83	2.45
Total fair value of options granted for continuing operations (2)	$1,853,000	$5,518,000	N/A
Stock-based compensation expense - Cost of sales for continuing operations (1) (3)	$303,000	$139,000	$111,000
Stock-based compensation expense - SG&A for continuing operations (1) (4)	$1,410,000	$636,000	$338,000
Income tax benefit for continuing operations (1) (5)	$(662,000)	$(302,000)	$(175,000)

(1)	Information relates to stock options granted since 2006.
(2)	Approximately $62,000 and $1,744,000 for 2015 and 2014, respectively is included in discontinued operations.
(3)	Approximately $126,000, $116,000, and $116,000, for 2015, 2014 and 2013, respectively is included in discontinued operations.
(4)	Approximately $508,000, $1,024,000, and $977,000, for 2015, 2014 and 2013, respectively is included in discontinued operations.
(5)	Approximately $(244,000), $(445,000), and $(426,000), for 2015, 2014 and 2013, respectively is included in discontinued operations.

At December 31, 2015, the total stock-based compensation expense not yet recognized is $11,626,000, (of which $2,027,000 relates to discontinued operations), relating to non-vested restricted stock and stock options, which we will be amortizing (subject to adjustments for forfeitures) through the respective remaining vesting periods.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

14.  Stockholders’ Equity (continued)

The following information relates to our stock options:

	2015
	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	955,848	$27.09
Granted	135,000	$38.73
Exercised	(159,348)	$11.20
Forfeited or expired	(88,720)	$27.29
Outstanding at end of year	842,780	$31.93
Exercisable at end of year	252,925	$28.13

	2015	2014	2013
Weighted-average fair value per option granted during year	$14.19	$14.85	N/A

Total intrinsic value of options exercised during the year	$4,292,000	$3,461,000	$2,970,000

Total fair value of options vested during the year	$2,411,000	$1,502,000	$1,565,000

			Stock Options Outstanding At December 31, 2015
Exercise Prices			Shares Outstanding		Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Intrinsic Value of Shares Outstanding (A)
$7.86	-	$8.01	57,525	(B)	1.41	$7.96	—
$9.69	-	$9.97	19,920	(C)	2.83	$9.70	—
$29.99	-	$34.50	655,335	(D)	7.90	$33.45	—
$36.78	-	$42.65	110,000		9.55	$39.45	—
$7.86	-	$42.65	842,780		7.55	$31.93	$—

			Stock Options Exercisable At December 31, 2015
Exercise Prices			Shares Outstanding		Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Intrinsic Value of Shares Outstanding (A)
$7.86	-	$8.01	37,525	(E)	1.76	$7.94	$—
$9.69	-	$9.97	19,920	(F)	2.83	$9.70	—
$29.99	-	$34.50	195,480	(G)	6.95	$33.88	—
$36.78	-	$42.65	—		—	$—	—
$7.86	-	$42.65	252,925		5.85	$28.13	$—

(A)	The exercise price of all stock options exceeded the market value of our common stock as of December 31, 2015.
(B)	Includes 40,000 options associated with discontinued operations.
(C)	Includes 6,215 options associated with discontinued operations.
(D)	Includes 164,810 options associated with discontinued operations.
(E)	Includes 20,000 options associated with discontinued operations.
(F)	Includes 6,215 options associated with discontinued operations.
(G)	Includes 54,025 options associated with discontinued operations.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

 14.  Stockholders’ Equity (continued)

Preferred Share Rights Plan - On January 5, 2009, a renewed shareholder rights plan (the “Renewed Rights Agreement”) became effective upon the expiration of our previous shareholder rights plan. Pursuant to the Securities Purchase Agreement as discussed in Note 13 – Securities Financing, on December 4, 2015, LSB and UMB, as rights agent, entered into an amendment (the “Amendment”) to the Renewed Rights Agreement. The Amendment amends the definition of “Acquiring Person” to exclude the Purchaser and its Affiliates and Associates (as defined therein) in order to permit the issuance of the Securities discussed in Note 13, and additional securities issuable to the Purchaser as contemplated by the terms of the Securities, without triggering the issuance of Series 4 Junior Participating Class C Preferred Stock. The Renewed Rights Agreement will impact a potential acquirer unless the acquirer negotiates with our Board and the Board approves the transaction.  Pursuant to the renewed plan, one preferred share purchase right (a “Right”) is attached to each currently outstanding or subsequently issued share of our common stock.  Prior to becoming exercisable, the Rights trade together with our common stock.  In general, if a person or group acquires or announces a tender or exchange offer for 15% or more of our common stock (except for the Golsen Holders and certain other limited excluded persons, as amended), then the Rights become exercisable.  Each Right entitles the holder (other than the person or group that triggers the Rights being exercisable) to purchase from us one one-hundredth of a share of Series 4 Junior Participating Preferred Stock, no par value (the “Preferred Stock”), at an exercise price of $47.75 per one one-hundredth of a share, subject to adjustment.  If a person or group acquires 15% or more of our common stock, each Right will entitle the holder (other than the person or group that triggered the Rights being exercisable) to purchase shares of our common stock (or, in certain circumstances, cash or other securities) having a market value of twice the exercise price of a Right at such time.  Under certain circumstances, each Right will entitle the holder (other than the person or group that triggered the Rights being exercisable) to purchase the common stock of the acquirer having a market value of twice the exercise price of a Right at such time.  In addition, under certain circumstances, our Board may exchange each Right (other than those held by the acquirer) for one share of our common stock, subject to adjustment.  Our Board may redeem the Rights at a price of $0.01 per Right generally at any time before 10 days after the Rights become exercisable.  Our Board may exchange all or part of the Rights (except to the person or group that triggered the Rights being exercisable) for our common stock at an exchange ratio of one common share per Right until the person triggering the Right becomes the beneficial owner of 50% or more of our common stock.

Other – As of December 31, 2015, we have reserved 6.4 million shares of common stock issuable upon potential conversion of preferred stocks, equity awards and warrants pursuant to their respective terms.

15.  Non-Redeemable Preferred Stock

Series Non-Redeemable B Preferred - The 20,000 shares of Series B 12% cumulative, convertible preferred stock (“Series B Preferred”), $100 par value, are convertible, in whole or in part, into 666,666 shares of our common stock (33.3333 shares of common stock for each share of preferred stock) at any time at the option of the holder and entitle the holder to one vote per share.  The Series B Preferred provides for annual cumulative dividends of 12% from date of issue, payable when and as declared.  All of the outstanding shares of the Series B Preferred are owned by the Golsen Holders.

Series Non-Redeemable D Preferred - The 1,000,000 shares of Series D 6% cumulative, convertible Class C preferred stock (“Series D Preferred”) have no par value and are convertible, in whole or in part, into 250,000 shares of our common stock (1 share of common stock for 4 shares of preferred stock) at any time at the option of the holder.  Dividends on the Series D Preferred are cumulative and payable annually in arrears at the rate of 6% per annum of the liquidation preference of $1.00 per share.  Each holder of the Series D Preferred shall be entitled to .875 votes per share.  All of the outstanding shares of Series D Preferred are owned by the Golsen Holders.

Cash Dividends Paid – During 2015, 2014 and 2013, we paid the following annual cash dividends on our non-redeemable preferred stock in each of the respective year:

•	$240,000 on the Series B Preferred ($12.00 per share) and
•	$60,000 on the Series D Preferred ($0.06 per share).

At December 31, 2015, the amount of accumulated dividends on the Series B and Series D Preferred totaled approximately $78,000.

Other - At December 31, 2015, we are authorized to issue an additional 230,000 shares of $100 par value preferred stock and an additional 3,790,000 shares of no par value preferred stock.  Upon issuance, our Board will determine the specific terms and conditions of such preferred stock.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

16.  Executive Benefit Agreements and Employee Savings Plans

We are party to individual benefit agreements (“1992 Agreements”) with certain key current and former executives, death benefit agreements (“1981 Agreements”) with certain key executives, and a death benefit agreement (“2005 Agreement”) with our Executive Chairman. The 1992 Agreements provide for annual benefit payments for life (in addition to salary) payable in monthly installments when the employee reaches age 65.  In addition, should the executive die prior to attaining the age of 65, we will pay the beneficiary named in the agreement a monthly amount as specified in the agreement over a ten-year period. These benefits are forfeited if the respective executive’s employment is terminated prior to age 65 for any reason other than death.  The 1992 Agreements may be terminated by the Company at any time and for any reason prior to the death of the employee.

The 1981 Agreements provide for death benefits should the executive die while employed. Upon such of an event, we will pay the beneficiary named in the agreement a monthly amount as specified in the agreement over a ten-year period.  These benefits are forfeited if the respective executive’s employment is terminated for any reason prior to death.  The 1981 Agreements may be terminated by the Company at any time and for any reason prior to the death of the employee.

The 2005 Agreement provides that, upon our Executive Chairman’s death, we will pay to our Executive Chairman’s designated beneficiary, a lump-sum payment of $2,500,000 to be funded from the net proceeds received by us under certain life insurance policies on our Executive Chairman’s life that are owned by us.  We are obligated to keep in existence life insurance policies with a total face amount of no less than $2,500,000 of the stated death benefit.  The benefit under the 2005 Agreement is not contingent upon continued employment and may be amended at any time by written agreement executed by the Executive Chairman and the Company.

The following table includes information about these agreements:

	December 31,
	2015	2014
	(In Thousands)
Total undiscounted death benefits	$4,501	$6,417
Total accrued death benefits	$4,040	$4,054

Total undiscounted executive benefits	$913	$1,900
Total accrued executive benefits	$564	$1,363

	December 31,
	2015	2014	2013
	(In Thousands)
Costs (recovery of costs) associated with executive benefits included in SG&A, net (1)	$(561)	$166	$(2)

(1)

During 2015, the employment of certain executives, subject to the provisions of the 1981 and 1992 Agreements, were terminated, resulting in the forfeiture of the respective benefits.  As a result of these events, the accrual for these estimated benefits was derecognized resulting in a net recovery of costs associated with executive benefits.

Accrued death and executive benefits under the above agreements are included in current and noncurrent accrued and other liabilities.  We accrue for such liabilities when they become probable and discount the liabilities to their present value.

To assist us in funding the benefit agreements discussed above and for other business reasons, we purchased life insurance policies on various individuals in which we are the beneficiary.  Some of these life insurance policies have cash surrender values that we have borrowed against.  The net cash surrender values of these policies are included in other assets.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

16.  Executive Benefit Agreements and Employee Savings Plans (continued)

The following table summarizes certain information about these life insurance policies.

	December 31,
	2015	2014
	(In Thousands)
Total face value of life insurance policies	$21,242	$26,242

Total cash surrender values of life insurance policies	$5,007	$6,936
Loans on cash surrender values	(1,288)	—
Net cash surrender values	$3,719	$6,936

	2015	2014	2013
	(In Thousands)
Cost of life insurance premiums	$1,040	$1,077	$1,006
Increases in cash surrender values	(586)	(714)	(681)
Net cost of life insurance premiums included in SG&A	$454	$363	$325

Employee Savings Plans - We sponsor a savings plan under Section 401(k) of the Internal Revenue Code under which participation is available to substantially all full-time employees.  We do not presently contribute to this plan except for certain employees, which amounts were not material for each of the three years ended December 31, 2015.

Collective Bargaining Agreements - As of December 31, 2015, we employed 669 persons, 197 of whom are represented by unions under agreements, which will expire in November of 2016 through October of 2018.

17.  Other Expense, Income and Non-Operating Other Income, net

	2015	2014	2013
	(In Thousands)
Other expense:
Realized and unrealized losses on contractual obligations associated with carbon credits	2,759	2,799	1,233
Losses on sales and disposals of property and equipment	11	1,327	728
Dismantle and demolition expense (1)	—	559	2,578
Miscellaneous penalties	130	10	818
Miscellaneous expense	493	14	257
Total other expense	$3,393	$4,709	$5,614
Other income:
Realized and unrealized gains on carbon credits	$3,663	$3,089	$1,233
Settlements of litigation and potential litigation (2)	311	—	545
Miscellaneous income	1,206	576	312
Total other income	$5,180	$3,665	$2,090
Other expense (income), net	$(1,787)	$1,044	$3,524

Non-operating other expense (income), net:
Interest income	$(391)	$(301)	$(42)
Miscellaneous income	—	—	(1)
Loss on embedded derivative and other expense	520	20	66
Total non-operating other expense (income), net	$129	$(281)	$23

(1)	Amounts relate to the dismantling and demolition of certain plant and equipment at our facilities.
(2)	Amount relates primarily to settlements reached with certain of our vendors.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

18.  Segment Information

Given that the operations of our Climate Control Business have been reclassified from continuing operations and reported as discontinued operations, we operate in one reportable segment – our Chemical Business.  The chemical products we primarily manufacture, market and sell are as follows:

•	ammonia, fertilizer grade AN, UAN, and AN ammonia solution for agricultural applications,
•

high purity and commercial grade ammonia, high purity AN, sulfuric acids, concentrated, blended and regular nitric acid, mixed nitrating acids, carbon dioxide, and diesel exhaust fluid for industrial applications, and

•	industrial grade AN and solutions for the mining industry.

Our chemical facilities are located in El Dorado, Arkansas; Cherokee, Alabama; Pryor, Oklahoma; and Baytown, Texas.  Sales to customers include farmers, ranchers, fertilizer dealers and distributors primarily in the ranch land and grain production markets in the United States; industrial users of acids throughout the United States and parts of Canada; and explosive manufacturers in the United States.

Our other products consist of natural gas sales from our working interests in certain natural gas properties and sales of industrial machinery and related components.  For 2015, 2014 and 2013, these sales totaled $12.9 million, $24.5 million and $21.7 million, respectively. For 2015, we incurred a net loss of $42.8 million from our working interests in natural gas properties. This net loss consisted of $3.4 million in net sales less $6.3 million of cost of sales (DD&A of $5.2 million and production costs of $1.1 million), $0.2 million of SG&A and a non-cash impairment charge of $39.7 million.

All net sales and long-lived assets relate to domestic operations for the periods presented and our net sales are to U.S. customers.

Net sales to unaffiliated customers are to U.S. customers except foreign export sales as follows:

Geographic Area	2015	2014	2013
	(In Thousands)
Canada	$2,711	$1,358	$2,299
Other	1,006	798	685
	$3,717	$2,156	$2,984

In general, foreign export sales are attributed based upon the location of the customer.

Major Customers

Net sales to one customer, Covestro represented approximately 15%, 14% and 15% of our total net sales for 2015, 2014 and 2013, respectively.  Net sales to one customer, Koch represented approximately 12%, 7% and 7% of our total net sales for 2015, 2014 and 2013, respectively.

19.  Related Party Transactions

In 2015, 2014 and 2013, we paid annual dividends totaling $300,000 on our Series B Preferred and our Series D Preferred.  The Series B Preferred and Series D Preferred are non-redeemable preferred stocks issued in 1986 and 2001, respectively, of which all outstanding shares are owned by the Golsen Holders.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

20. Supplemental Cash Flow Information

The following provides additional information relating to cash flow activities:

	2015	2014	2013
	(In Thousands)
Cash payments (refunds) for:
Interest on long-term debt and other, net of capitalized interest	$5,389	$21,063	$429
Income taxes, net	$(5,845)	$(3,999)	$13,320

Noncash investing and financing activities:
Accounts receivable, accounts payable, other liabilities, and long-term debt associated with additions of property, plant and equipment	$65,471	$34,631	$14,374
Accounts payable, long-term debt associated with additions of capitalized internal-use software and software development	$2,242	$5,303	$4,011
Equity issuance costs, including amounts in accounts payable	$9,754	$—	$—
Dividend accrued on redeemable preferred stock	$2,287	$—	$—
Accretion of redeemable preferred stock	$686	$—	$—
Debt issuance costs incurred associated with senior secured notes, including amounts in accounts payable	$2,566	$—	$6,498
Secured term loan extinguished	$—	$—	$66,563
Prepayment premium incurred associated with secured term loan	$—	$—	$666
Debt issuance costs written off associated with secured term loan	$—	$—	$630
Insurance claims receivable associated with property, plant and equipment	$—	$—	$249

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

21.  Property and Business Interruption Insurance Claims and Recoveries

El Dorado Facility

On May 15, 2012, the El Dorado Facility suffered significant damage when a reactor in its 98% strength nitric acid plant (“DSN plant”) exploded. No employees or individuals in the surrounding area were seriously injured as a result of the explosion. In addition, several other plants and infrastructure within the El Dorado Facility sustained various degrees of damage. Our insurance policy provided for repair or replacement cost coverage relating to property damage with a $1.0 million deductible and provided for business interruption coverage for certain lost profits and extra expense with a 30-day waiting period. We concluded that due to the extensive damage, the DSN plant should not be repaired but should be replaced with a new 65% strength nitric acid plant and a separate nitric acid concentrator.

In October 2013, we settled these claims with our insurance carriers for the aggregate amount of $113 million. For financial reporting purposes, we allocated $90.7 million to our property insurance claim and $22.3 million to our business interruption claim primarily based on negotiations with our insurance carriers concerning our claims.

The $90.7 million allocated to the property insurance claim was partially applied against the recoverable costs totaling $24.7 million. The insurance recovery in excess of the recoverable costs of $66.0 million was recognized as property insurance recoveries in excess of losses incurred in 2013.

The insurance recovery of $22.3 million allocated to the business interruption claim was recognized as a reduction to cost of sales ($15.0 million in 2013 and $7.3 million in 2012) consisting of recoverable costs (primarily relating to additional expenses associated with purchased product sold to our customers while certain of our nitric and sulfuric acid plants were being repaired) and certain lost profits.

Cherokee Facility

On November 13, 2012, a pipe ruptured within our Cherokee Facility causing damage primarily to the heat exchanger portion of its ammonia plant.  No serious injuries or environmental impact resulted from the pipe rupture. As a result of the damage, the Cherokee Facility could only produce, on a limited basis, nitric acid and AN solution from purchased ammonia until the repairs were completed.  Our insurance policy provided, for the policy period covering this claim, for repair or replacement cost coverage relating to property damage with a $2.5 million deductible and provided for business interruption coverage for certain lost profits and extra expense with a 30-day waiting period.  As a result of this event, a notice of insurance claims for property damage and business interruption was filed with the insurance carriers.

In 2013, we received business interruption insurance recovery of $15 million and was applied against recoverable costs (primarily relating to additional expenses associated with purchased product sold or used in products sold to our customers while our facility was being repaired) totaling $13.6 million as a reduction to cost of sales.  The insurance recovery in excess of recoverable costs of $1.4 million was deferred (included in deferred gain on insurance recoveries at December 31, 2013) since this amount relates to lost profits, which is considered a gain contingency.

In January 2014, we settled the claim with our insurance carriers for the aggregate amount of approximately $43.5 million (of which approximately $36.5 million relates to the business interruption claim), comprised of $15 million previously paid to us in 2013 and $28.5 million paid to us in 2014.  The $43.5 million settlement amount is net of our $2.5 million property insurance deductible.  As a result, an insurance recovery of approximately $28 million was recognized as income associated with this settlement in 2014.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

22. Subsequent Events

Secured Promissory Note Amendment - On February 1, 2013, Zena Energy L.L.C. (“Zena”), one of our subsidiaries, entered into a loan (the “Secured Promissory Note”) with a lender in the original principal amount of $35 million. The Secured Promissory Note followed the original acquisition by Zena of working interests (“Working Interests”) in certain natural gas properties during October 2012. The proceeds of the Secured Promissory Note effectively financed $35 million of the approximately $50 million purchase price of the Working Interests previously paid out of LSB’s working capital. The Secured Promissory Note maturity date was amended on January 5, 2016 from February 1, 2016 to April 1, 2016.

Principal and interest are payable in two monthly installments totaling approximately $1.3 million with interest based on the LIBOR rate plus 300 basis points with a final balloon payment of $14.0 million due at maturity. The interest rate at December 31, 2015 was 3.42%. The loan is secured by the Working Interests and related properties and proceeds.

Secured Promissory Note due 2019 - On February 5, 2016, El Dorado Chemical Company, one of our subsidiaries, entered into a secured promissory note due 2019 for an original principal amount of $10.0 million.  The secured promissory note due 2019 bears interest at the rate of 5.73% per annum and matures on June 29, 2019.  Principal and interest are payable in 40 equal monthly installments with a final balloon payment of approximately $6.7 million.  The Secured Promissory Note due 2019 is secured by the cogeneration facility equipment and is guaranteed by LSB. Our agreement allows us to secure up to an additional $10 million in financing on the cogeneration facility equipment.

LSB Industries, Inc.

Supplementary Information

Quarterly Financial Data (unaudited)

Summarized unaudited quarterly financial data for 2015 and 2014 are as follows.  Previously reported quarterly amounts have been revised to reflect the retrospective application of the classification of the Climate Control Business as a discontinued operation.  See Note – 2 Discontinued Operations for additional information.

	Three months ended
	March 31	June 30	September 30	December 31
	(In Thousands, Except Per Share Amounts)
2015 (1) (2) (3)
Net sales	$133,600	$125,503	$88,567	$90,025
Gross profit (loss) (4)	$20,799	$12,616	$(11,798)	$(1,569)
Income (loss) from continuing operations (4) (5) (6)	$4,237	$(2,874)	$(36,421)	$(11,088)
Income from discontinued operations, including taxes	2,412	3,291	2,658	3,020
Net income (loss)	$6,649	$417	$(33,763)	$(8,068)
Net income (loss) attributable to common stockholders	$6,349	$417	$(33,763)	$(11,041)

Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.17	$(0.13)	$(1.60)	$(0.61)
Income from discontinued operations, including taxes	0.11	0.15	0.12	0.13
Net income (loss)	$0.28	$0.02	$(1.48)	$(0.48)

Diluted:
Income (loss) from continuing operations	$0.17	$(0.13)	$(1.60)	$(0.61)
Income from discontinued operations, including taxes	0.11	0.15	0.12	0.13
Net income (loss)	$0.28	$0.02	$(1.48)	$(0.48)

2014 (1) (2) (3)
Net sales	$125,033	$147,995	$104,375	$118,485
Gross profit (loss) (4)	$28,177	$28,950	$(912)	$9,250
Income (loss) from continuing operations (4) (5) (6)	$8,851	$8,110	$(9,157)	$(2,717)
Income from discontinued operations, including taxes	2,790	3,003	5,380	3,374
Net income (loss)	$11,641	$11,113	$(3,777)	$657
Net income (loss) attributable to common stockholders	$11,341	$11,113	$(3,777)	$657

Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.38	$0.36	$(0.41)	$(0.12)
Income from discontinued operations, including taxes	0.12	0.13	0.24	0.15
Net income (loss)	$0.50	$0.49	$(0.17)	$0.03

Diluted:
Income (loss) from continuing operations	$0.37	$0.34	$(0.41)	$(0.12)
Income from discontinued operations, including taxes	0.12	0.13	0.24	0.15
Net income (loss)	$0.49	$0.47	$(0.17)	$0.03

(1)

As discussed in Note - 1 to Consolidated Financial Statements contained in this exhibit, prior periods have been adjusted relating to certain shipping and handling costs.  The following table in footnote (2) reconciles net sales and gross profit as previously reported (these adjustments did not impact income (loss) from continuing operations).

LSB Industries, Inc.

Supplementary Financial Data

Quarterly Financial Data (Unaudited)

(2)

As discussed in Notes 1 and 2 to Consolidated Financial Statements contained in this exhibit, previously reported amounts have been adjusted to reclassify our Climate Control Business as discontinued operations.

	Three months ended
	March 31	June 30	September 30	December 31
	(In Thousands)
Net sales:
2015:
As previously reported	$193,858	$182,659	$157,685	$157,021
Adjustments (1)	$4,940	$9,686	$5,932	$—
Adjustments (2)	$(65,198)	$(66,842)	$(75,050)	$(66,996)
As adjusted	$133,600	$125,503	$88,567	$90,025
2014:
As previously reported	$178,525	$201,662	$171,046	$181,277
Adjustments (1)	$6,857	$9,084	$6,814	$5,981
Adjustments (2)	$(60,349)	$(62,751)	$(73,485)	$(68,773)
As adjusted	$125,033	$147,995	$104,375	$118,485

Gross profit:
2015:
As previously reported	$42,359	$34,882	$13,279	$19,070
Adjustments (1)	$(1,598)	$(2,185)	$(2,099)	$—
Adjustments (2)	$(19,962)	$(20,081)	$(22,978)	$(20,639)
As adjusted	$20,799	$12,616	$(11,798)	$(1,569)
2014:
As previously reported	$48,722	$48,869	$24,386	$31,378
Adjustments (1)	$(1,289)	$(1,424)	$(1,444)	$(1,324)
Adjustments (2)	$(19,256)	$(18,495)	$(23,854)	$(20,804)
As adjusted	$28,177	$28,950	$(912)	$9,250

Income (loss) from discontinued operations:
2015:
As previously reported	$(30)	$(3)	$(4)	$(21)
Adjustments (2)	$2,442	$3,294	$2,662	$3,041
As adjusted	$2,412	$3,291	$2,658	$3,020
2014:
As previously reported	$(2)	$(21)	$(5)	$(61)
Adjustments (2)	$2,792	$3,024	$5,385	$3,435
As adjusted	$2,790	$3,003	$5,380	$3,374

(3)

We have encountered a number of significant issues that impacted 2015 and 2014, including the impact on production relating to an explosion in one of our nitric acid plants at the El Dorado Facility in May 2012, which replacement construction was completed during 2015, unplanned downtime at the Cherokee Facility, and numerous mechanical issues at the Pryor Facility, all resulting in lost production and significant adverse effect on 2015 and 2014 operating results.

LSB Industries, Inc.

Supplementary Financial Data

Quarterly Financial Data (Unaudited)

(4)	The following income (expense) items impacted gross profit and income (loss) from continuing operations:

	Three months ended
	March 31	June 30	September 30	December 31
	(In Thousands)
Business interruption insurance recoveries:
2014	$22,836	$—	$—	$—

Undesignated commodities contracts:
2015	$(1,829)	$185	$(1,014)	$(718)

2014	$2,216	$(105)	$(214)	$(2,844)

Turnaround costs: (A)
2015	$(152)	$—	$(2,101)	$(55)

2014	$(330)	$(840)	$(5,215)	$(105)

(5)	The following income items impacted income (loss) from continuing operations:

Property insurance recoveries:
2014	$5,147	$—	$—	$—

(6)	The following expense items impacted income (loss) from continuing operations:

Impairment of long lived assets
2015	$—	$—	$39,670	$3,518

Shareholder related fees and expenses primarily relating to certain activist shareholders' proposals:
2015	$1,679	$2,655	$113	$155

2014	$4,200	$262	$230	$151

Interest expense, net:
2015	$3,397	$2,229	$872	$873

2014	$6,708	$5,671	$5,079	$4,141

Severance agreements with certain former executives
2015	$—	—	$1,789	$224

(A)	Turnaround costs do not include the impact on operating results relating to lost absorption or reduced margins due to the associated plants being shut down.

LSB Industries, Inc.

Supplementary Financial Data

Supplemental Natural Gas Disclosure (Unaudited)

Supplemental Natural Gas Disclosures

During 2015 we did not have any exploratory wells or related costs.

The following unaudited information regarding our gas reserves has been prepared and is presented pursuant to requirements of the Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB).

One of our subsidiaries owns working interests in certain natural gas properties, all of which are located in Wyoming County, Pennsylvania, within the Marcellus Shale.  Our ownership of working interests in natural gas properties is accounted for as an undivided interest, whereby we reflect our proportionate share of the underlying assets, liabilities, revenues and expenses.  Our working interest represents our share of the costs and expenses incurred primarily to develop the underlying leaseholds and to produce natural gas while our net revenue interest represents our share of the revenues from the sale of natural gas.  The net revenue interest is less than our working interest as the result of royalty interest due to others. We are not the operator of these natural gas properties.  We purchase a significant amount of natural gas as a feedstock for the production of ammonia.  Management considers this acquisition as an economic hedge against a potential rise in natural gas prices in the future for a portion of our future natural gas production requirements.

Our natural gas reserves are based on estimates and assumptions, which affect our DD&A calculations.  Our independent consulting petroleum engineer, with our assistance, prepares estimates of natural gas reserves based on available relevant data and information.  For DD&A purposes, and as required by the guidelines and definitions established by the SEC, the reserve estimates are based on average natural gas prices during the 12-month period, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month.

Our proven natural gas properties are reviewed for impairment on a field-by-field basis and nonproducing leasehold costs are reviewed for impairment on a property-by-property basis.

During September 2015, we recognized an impairment charge of $39.7 million to write-down the carrying value of our working interest in natural gas properties in the Marcellus Shale region to their estimated fair value of $22.5 million. The impairment charge represented the amount by which the carrying value of these natural gas properties exceeded the estimated fair value and was therefore deemed impaired. The estimated fair value was determined based on estimated future discounted net cash flows, a Level 3 input, using estimated production and prices at which we reasonably expect natural gas will be sold, including information provided by our independent consulting petroleum engineer. The impairment was due to the decline in forward prices for natural gas, large natural gas price differentials in the Marcellus Shale region and changes in the drilling plans of these natural gas properties.

The independent consulting petroleum engineering firm of Pinnacle Energy Services of Oklahoma City, Oklahoma calculated the Company’s natural gas reserves as of December 31, 2015 using volumetric analysis of the reservoir and rate decline analysis for existing producers. (See exhibit 23.2 and exhibit 99.1 included in this report).  The process of estimating proved reserves and future net cash flows is complex involving decisions and assumptions in evaluating the available engineering and geologic data and prices natural gas and the cost to produce these reserves and other factors, many of which are beyond our control.  As a result, these estimates are imprecise and should be expected to change as future information becomes available.  These changes could be significant.  In addition, this information should not be construed as being the current fair market value of our proved reserves.

As a non-operator of our natural gas properties, we rely on information provided from the operator which is given to our independent consulting petroleum engineering firm for use in the preparation of our reserve estimates. The reserve estimates are reviewed by our Chemical accounting group for accuracy and checked for consistency in its preparation along with validating the assumptions provided by the operator based on actual performance. Additionally, members of management, meet with the operator quarterly to review our properties and discuss performance.

LSB Industries, Inc.

Supplementary Financial Data

Supplemental Natural Gas Disclosure (Unaudited)

Supplemental Natural Gas Disclosures (continued)

Capitalized costs related to our oil and gas producing activities are as follows:

Capitalized Costs Relating to

Natural Gas Producing Activities

At December 31, 2015

(In thousands)

Proved natural gas properties	$76,277
Accumulated depreciation, depletion and amortization and valuation allowances	(54,071)
Net capitalized costs	$22,206

Estimated Quantities of Proved Natural Gas Reserves

Estimated quantities of proved natural gas reserves are summarized as follows:

	Proved	Proved
	Developed	Undeveloped
	Reserves	Reserves
	Natural	Natural
	Gas (MMcf)	Gas (MMcf)
Year-end 2014	27,000	32,193
Revisions of previous estimates	1,549	(24,097)
Production	(3,742)	—
Year-end 2015	24,807	8,096

The revisions of previous estimates for proved undeveloped reserves is primarily attributable to 25,812 MMcf of reserves which are no longer projected to be developed within five years from the date they were added to the proved undeveloped reserves due to low commodity prices and a delayed timing of the development plan put in place by the operator. There were no transfers of PUD reserves to proved developed during 2015. There are only four locations that remain in the PUD category at the end of 2015 and we anticipate that all of these locations will be drilled and converted to PDP within five years from the date they were added based on the operator’s current development plan.

We do not have any estimated reserves of crude oil, synthetic oil, synthetic gas or products of other non-renewable natural resources that are intended to be upgraded into synthetic oil and synthetic gas.

In 2015 reserve additions from new wells drilled and completed during the year are shown accounted for using the successful efforts method for our share of working interest wells applying industry practices for new well classifications.  There were 4 new well additions in 2015.

Estimates of future cash flows from proved natural gas reserves are shown in the following table.  Estimated income taxes are calculated by applying the appropriate tax rates to the estimated future pre-tax net cash flows less depreciation of the tax basis of properties and the statutory depletion allowance.

2015
(In thousands)
Future cash inflows	$32,476
Future production and development costs	(11,345)
Future income tax expenses	—
Future net cash flows	21,131
10% annual discount for estimated timing of cash flows	(9,069)
Standardized measure of discounted future net cash flows	12,062

LSB Industries, Inc.

Supplementary Financial Data

Supplemental Natural Gas Disclosure (Unaudited)

Supplemental Natural Gas Disclosures (continued)

Future net cash flows were computed using prices used in estimating proved natural gas reserves, year-end costs, and statutory tax rates (adjusted for tax deductions) that relate to proved natural gas reserves.

Changes in the standardized measure of discounted future net cash flow follows:

For the Year
2015
(In thousands)
Net change in sales prices and production costs	$(49,562)
Net change in future development costs	15,563
Sales of natural gas, net of production costs	(10,088)
Net change due to revisions of quantity estimates	(9,705)
Accretion of discount	(6,346)
Net change in income taxes	14,207
Other	3,818
Aggregate change for the year	$(42,113)

Our working interests and the associated net revenue interests are contractually defined and based on a percentage of production at prevailing market prices. We receive our percentage of production in cash. Similarly, our working interests and the associated net revenue interests are contractually defined and we pay our proportionate share of the capital and operating costs for the development and operation of the well. Our revenues fluctuate based on changes in the market prices for natural gas, the decline in production from existing wells, and other factors affecting natural gas exploration and production activities, including the cost of development and production.

Our average sales price of gas produced during the year was $1.01 per Mcf and our average production costs were $0.23 per Mcf. Our gross productive natural gas wells as of December 31, 2015 were 34 and our net productive gas wells when applying our working interests were 4.08. We do not operate any wells and there were no wells in process of drilling at December 31, 2015.

LSB Industries, Inc.

Schedule II - Valuation and Qualifying Accounts

Years ended December 31, 2015, 2014, and 2013

(In Thousands)

Description (1)	Balance at Beginning of Year	Additions- Charges to (Recovery of) Costs and Expenses	Deductions- Write- offs/Costs Incurred	Balance at End of Year
Accounts receivable - allowance for doubtful accounts:
2015	$684	$224	$383	$525

2014	$262	$422	$—	$684

2013	$304	$(40)	$2	$262

Supplies-reserve for slow-moving items:
2015	$928	$—	$—	$928

2014	$721	$379	$172	$928

2013	$722	$—	$1	$721

Notes receivable - allowance for doubtful accounts:

2015	$970	$—	$—	$970

2014	$970	$—	$—	$970

2013	$970	$—	$—	$970

Deferred tax assets - valuation allowance:
2015	$292	$950	$—	$1,242

2014	$298	$—	$6	$292

2013	$273	$25	$—	$298

(1)	Deducted in the consolidated balance sheet from the related assets to which the reserve applies.

Other valuation and qualifying accounts are detailed in our notes to consolidated financial statements.